REGISTRATION NO. 333-93521
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment Number 4

To
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROGOLFTOURNAMENTS.COM
(Exact name of registrant as specified in its charter

Nevada		                                 0273         		     98-0215222
(State or other jurisdiction of(Primary Standard Industrial (IRS Employer incorporation or organization) Classification Code  Number)Identification No.)

3266 Yonge Street, Suite 1208, Toronto, Ontario M4N 3P6, CANADA (416)
962-4508
(Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

Agent for Service:			              With a Copy to:
Michael Levine, Vice-President		   James Vandeberg
Progolftournaments.com				         Ogden, Murphy Wallace, P.L.L.C.
63 St. Clair Avenue West,Suite 1704 	2100 Westlake Center Tower
Toronto, Ontario M4V 2Y9 CANADA 		 1601 Fifth Avenue
(416) 962-4508					                Seattle, Washington 98101
                                   (206) 447-7000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration statement.

 If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective Registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective Registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective Registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each      Amount      Proposed        Proposed      Amount of
class of           to be       Maximum         Maximum       registration
securities to      registered  offering price  Aggregate     Fee
be registered           	      per unit        Offering price

Common stock       7,485,300   0.025 per share 187132.50      52.40
                   shares
_______________________________________________________________________

No exchange or over-the-counter market exists for Progolftournaments.com common stock. The most recent price paid for Progolftournaments.com common stock from one investor to another was $0.025 per share. Progolftournaments.com believes this transaction supports a bona fide estimate of $0.025 per share as the maximum offering price solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such section 8(a), may determine.



SUBJECT TO COMPLETION
Prospectus
____________, 2000
Progolftournaments.com
3266 Yonge Street, Suite 1208
Toronto, Ontario M4N 3P6, CANADA
(416) 962-4508

7,485,300 Shares of Common Stock to be sold by current shareholders at a price of $0.025 per share. The price per share was arbitrarily determined by management and bears no relationship to book value or other methods of valuing stock.

This is a first offering of common stock by selling shareholders of Progolftournaments.com.
Only current shareholders are able to sell shares if they wish and no shares are being sold by Progolftournaments.com. The shares of Progolftournaments.com. are not listed nor will they be listed on any securities exchange, the NASDAQ Stock Market or the NASD OTC Bulletin Board. None of the monies received from the sale of stock in this offering will go to Progolftournaments.com.

This Prospectus is part of a registration statement that permits some shareholders to sell their shares when this Prospectus is declared effective. Progolftournaments.com will keep the registration statement, of which this prospectus forms a part, current for a six
month period ending *****, 2001.   These securities will be sold at
$0.025 per share. This price per share was arrived at arbitrarily and is based partly on the most recent sale of Progolftournaments.com common stock from one shareholder to another at a price of $0.025 per share.

This investment involves a high degree of risk.
See Risk Factors beginning on page 1

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy
of this Prospectus.   Nor have they made, nor will they make, any
determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
You should rely only on the information contained in this document. No one has been authorized by Progolftournaments.com to provide you with information that is different.



TABLE OF CONTENTS

Summary of Offering								                  1

Risk Factors									                        2

Use of Proceeds									                     14

Determination of Offering Price						        14
Dilution										                           14

Selling Shareholders								                 14

Plan of Distribution								                 18

Description of Capital Stock							          18
Description of Business								              19

Description of Property								              25

Legal Proceedings 								                   25

Market Price of and Dividends on Capital Stock and
Related Stockholder Matters	                 25

Financial Statements								                 27

Selected Financial Data								              41

Managements Discussion and Analysis of Financial Condition
and Results of Operations							             42

Changes in and Disagreements with Accountants				44

Directors and Executive Officers						       44

Executive Compensation 								              46

Security Ownership of Certain Beneficial
Owners and Management	                       46

Certain Relationships and Related
Transactions 				                            47

Disclosure of Commission Position on
Indemnification for Securities
Act Liabilities				                          47

Financial Statements



SUMMARY

Here is a brief summary of some of the main points that you will find inside of this Prospectus:

1.	Progolftournaments.com was incorporated under the laws of the
State of Nevada on September 3, 1999.  We have put together the
business plan and started up the business.    We raised some start-up
money from several stockholders and we are spending that money to get the business underway. There are no sales or other revenues. We do not have any employees and we do not own any real estate.

2.	Progolftournaments.com. is to be an Internet golf game played for cash prizes. The prizes come from the fees people pay to play the game. It brings together the skills necessary to play golf, the use of a computer and the Internet and the thrill of playing for cash prizes. Management has set a target of January 1, 2001 to have the game operating on the Internet. The golf game is being converted from a computer - played game to an Internet-played game.

3.	 Our Website is already established under
www.progolftournaments.com. While no one can yet play in a tournament, the home page is there to be examined. The winners you see on this first version of the Website are only examples to show how it will look when there are actual winners.

4.	We have two separate but related lines of business that are
potential revenue producers. Neither has produced any revenue to this point. They are:

a)	Our online virtual golf store that features a fill line of golf equipment and accessories that are available to anyone with a credit card. We receive 15%
of all revenues produced by this store.
b)	Our online virtual golf competitions are described more fully in point 2
above.

5.	This Prospectus does not raise any money for
Progolftournaments.com. It is for the benefit of shareholders desiring to make offers and sales of their stock. When this Registration statement is declared effective by the Securities and Exchange
Commission (SEC) these shareholders will have the option of selling their shares to another individual without a broker/dealer or through a broker/dealer or other intermediary if a public market exists.

6.		There are number of items that are not complete:

1)	the conversion of the golf game that will take about four months;
2)  	the cost involved is approximately $150,000 for this conversion;
and
3)  	management has talked with several companies, some Internet based
and
some not, that we think will cooperate and cross-promote products with us.
Every one of these concerns has withheld final approval until our game conversion is complete and they can see the finished product.


RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this Prospectus before you decide to invest in our common stock. There is a great deal of risk involved. Any of the following risks could affect our business, its financial condition, its potential profits or losses and could result in you losing your entire investment.

The risks and uncertainties described below are all of the material risks of which we are aware.

Risks related to the business of Progolftournaments.com

Progolftournaments.com chances of success in generating enough revenue to be profitable must overcome several obstacles: Read them carefully.

-	We have only recently developed our idea for Internet golf
tournaments and our business plan was done between June, 1999 and September 3, 1999;

-	We are a start-up company. We have never had any revenues or profits and we cannot say for certain that it will operate profitably in the future.

For these reasons, you cannot depend on Progolftournaments.com providing a return on investment in the future - in fact, you could lose your entire investment.

We may not be able to attract golfers and non-golfers to play our game over the Internet.

Progolftournaments.com was formed in September of 1999 for the purpose of developing a new online game that involves an existing computer game and adapting it to be played over the Internet. While Progolftournaments.com was formed to take advantage of the popularity of both the Internet and the game of golf, we can not be sure that golfers will like our Internet game.

We will attempt to attract golfers by advertising and doing cross-promotion, perhaps with the theme of rain or shine, summer or winter you can still get in your rounds of golf. We will be dependent to a large degree on golfers for revenues as they pay for the privilege of playing. This is how we expect to generate revenues - by charging a fee to play this Internet golf game.

Our game will involve the same decisions by the player that are made on a real golf course such as what club to use and how far it is to the green. It will be easier for someone who has played golf to adapt to our Internet game. Non-golfers who enter our proposed Internet tournaments will have the same decisions to make as golfers do. As a result many non-golfers may feel that this puts them at a disadvantage and may not participate. For this reason we do not know that our Internet golf game will appeal to the non-golfing Internet user.

We will be dependent on players, mostly golfers, who:

-	understand the game
-	understand how to play
-	know what clubs to use
-	know how far to hit the ball
-	are golfers and non-golfers that desire to play like a
professional
-	are easy to convince to pay-to-play.


People may find that the rules of Progolftournaments.com tournaments may stop them from playing.

The Progolftournaments.com business plan is to market participation in golf tournaments played on the Internet. What is unique about our game is that players will play the same tournament on their computer on the same golf course(s) as the professional golfers are playing on the same weekend. Each computer golfer will play four rounds, the same as the professional tour, one round on Thursday, one on Friday, one on Saturday and the final round will be played on Sunday. You cannot miss one days play and you can not play more than one round per entry per day.

The proposed Internet tournament differs slightly from the professional event because a player can enter more than once provided each entry is
purchased separately on or before Thursday of that weeks event.   There
will be no cut or elimination of some players with the highest scores. Some Internet players will not be available to play a round or rounds
on each of the four days of the professional tournament.   This could
result in a lack of interest in our proposed Internet tournaments.

Progolftournaments.com cooperation with major golf organizations may not attract players.

Progolftournaments.com plans to offer weekly Internet tournaments from the four major professional tours; the PGA, the LPGA, Senior PGA and the European PGA. Some of these events will have very limited appeal to some computer players. As an example, players in Europe may have little or no interest in one or more of the North American based tournaments and North American computer players may have limited interest in European events. If and when our Internet tournaments commence these facts could result in a lack of interest in our product in both Europe and North America resulting in our inability to ever become profitable.

The golf industry conducts special international events during the year, such as the Ryder Cup, the premier golf challenge between a team from North America and a team from Europe. These special events usually attract a great deal of interest and interfere with the play in the regularly scheduled tournaments. If we should decide to offer special events like the Ryder Cup, we may find that the interest is split so many ways between the special event and the regularly scheduled tour events, as to make every tournament and its prizes much smaller.

Progolftournaments.com will be dependent on agreements with golf tours and individual golf courses.

Agreements with the individual golf courses are necessary and agreements with the tours are also necessary if we desire to call our Internet tournaments by the same name as that of the actual professional tournaments. Initial discussions have commenced with several of the organizations and golf courses concerned. In every case further discussions and decisions were deferred until our Website is fully operational.

Being unable to reach agreement with any of the golf organizations and golf courses will result in Progolftournaments.com having to change some of its business plan. This change would be to convert the computer golf game to an Internet golf game but not to market the game that follows the professional golf tour events. We would market the game as a golf game played over the Internet where a participant pays to play and to possibly win a prize. This lack of agreements could result in a lack of people interested in our game, resulting in less revenues and profits, if any, or even losses. Please keep in mind that we are not operational at this time and do not have any revenues.

If we do not get cross-promotion agreements to help promote our Internet golf game, we may be unable to afford advertising. We have made contact with several golf-related concerns, including magazines, cable channels and equipment manufacturers. All have reserved their decision as to whether they will cooperate in mutual promotions until our Internet game is up and fully operational. If these agreements were not in place we would be forced to heavily increase our advertising. We would be forced to buy advertisements in golf magazines, golf cable TV and other websites. We have not determined the amount of advertising that will be necessary or the costs associated with it. Costs vary according to frequency of advertising
but in all cases would be very expensive.   Management estimates that
costs could run as high as $5,000,000. This increase in expenses could lower or eliminate profits, if any, and could negatively affect the price of our stock.

Progolftournaments.com may enter into revenue sharing arrangements to help promote our Internet golf game that may result in failure of our business plan.

There can be no guarantee that Progolftournaments.com ever will be profitable. If we do become profitable, however, one or more of the organizations that have indicated that they would be interested in cross-promotion such as TV networks, Golf channels and golfing publications, may ask for, and Progolftournaments.com may be forced to give, a share of our potential revenues.
Should this happen, we may be forced to give up a large share or all of our revenues, if any, thereby making the whole Internet golf game non-profitable. You should keep in mind that we are not in business at this time. This risk factor outlines potential problems that may come up if, and when, we get into business.

As an example, Progolftournaments.com has entered into a software licensing and revenue sharing agreement with Psygnosis, Ltd., a wholly
owned subsidiary of Sony Europe, effective June 26, 2000.   Psygnosis,
Ltd. is the developer of the home computer golf game, Pro 18 World Golf Tour, that is being adapted for use on the Worldwide Web. Psygnosis, Ltd. will receive $1.25 of every $10.00 entry fee. If this amount were to increase or if additional unexpected expenses were to be incurred we would be unable to operate and may be required to go out of business. You should carefully consider this when making a decision as to whether or not you should invest in Progolftournaments.com.

We may face technical difficulties that could cause delays in launching our online golf game.

Our existing golf game is a game for the computer that we will modify to make it playable over the Internet. We face the highly technical task of changing the computer code of the PC game to be able to accomplish this. We do not know whether this can be done at a reasonable cost in a reasonable time frame or if can be done at all. The impact of delays could result in loss of momentum in bringing the game to the market and could result in a competitor beating us to the market and obtaining a dominating share of the online golf game market. If the cost or the time frame prove to be impractical an investor in our common stock could lose their entire investment.

Technical problems in operating and maintaining our golf website could cost us revenue and customers.

Our future players, if any, will pay a $10 entry fee for each entry in the future weekly Internet tournaments and also for practice rounds before each tournament. If Progolftournaments.com has a technical breakdown during a tournament, all of the revenues from that tournament could be lost. These breakdowns include any malfunction of the Internet, the game software, the score recording, credit card processing and the breakdown of our server, all of which are in the development stage. Should any of these breakdowns occur, we could be forced to refund all entry fees and stand a good possibility of losing credibility with the players.

Our dependence on an outside service provider poses further risks. We are not only exposed to the technical and operating risks of our own systems but those of the provider as well. These could range from equipment and software problems to financial and labor-related issues. Any of the above problems of the hosting company could affect our website and operations. Any downtime or interruption of our service could cause us to lose credibility with our players and cause a loss of revenues, if any.
Progolftournaments.com is dependent on the license agreement with Psygnosis Ltd.

If we were forced to develop an Internet golf game from the very beginning the costs would be prohibitive and the time frame very long. Our license agreement with Psygnosis Ltd. allows us to eliminate a large part of the costs and time required. If we were to lose our license with Psygnosis Ltd. we would face the problem of finding another computer golf game to convert to Internet play or to develop our own game from scratch.

Management controls Progolftournaments.com and could use that control to make decisions in their own interests.

Our management effectively controls Progolftournaments.com through the stock it owns. They could use that control to make certain decisions and affect certain transactions that are to managements advantage at the expense of the other shareholders. For example a business combination could be negotiated that would retain members of the management team as highly paid employees of the resultant company while offering nothing to the other shareholders.
Management should be keeping the interests of all shareholders first and foremost but it is possible that situations like the one mentioned above could occur because of their control position.


Management presently holds the following common stock positions:

	Sandy Winick			1,475,000 shares	14.90%
	Howard Klein			901,000 shares	09.14%

      Totals				2,376,000 shares	24.10%

Progolftournaments.com may make decisions with which shareholders might not agree should management decide to invest capital in other companies, acquire another company or combine efforts with another company.

We have made no investments in other companies nor do we intend to do so. We have not talked with any other organizations about combining our efforts. We cannot guarantee that these types of talks may not take place some time in the future. If we acquire an asset or enter into a business combination, this would likely include exchanging a large amount of Progolftournaments.com common stock, which could dilute the ownership interest of present stockholders.

The Bylaws of Progolftournaments.com give the Board of Directors the right to enter into any contract for the Company without ratification by the shareholders. Therefore, management could decide to make an investment (buy shares, loan money, etc.) without shareholder approval.

If management decides to merge with or acquire another company, Nevada Revised Statutes Section 92A.120 provides that a vote of the shareholders be held to approve or disapprove the transaction.

However, according to Nevada Revised Statutes Section 92A.130, under the following conditions a vote would not be necessary:

c)	The Articles of Incorporation of Progolftournaments.com remain the same;
d)	No shareholder of Progolftournaments.com would have fewer shares after the
      merge or acquisition than they had before; and
e)	The shares exchanged do not amount to over 20% of the total
issued and
outstanding shares after the merger or acquisition.

Management can take almost any action without Stockholder approval under Nevada law. Some of the more important actions could be to:
-	Increase salaries
-	Give stock options
-	Indefinitely delay shareholder meetings
-	Vote stock and cash bonuses
-	Issue additional shares
-	Conduct public offerings or private placements.

Upon this registration statement being declared effective, under the Securities Exchange Act of 1934 Progolftournaments.com will be obligated to do the following among other things:

a)	promptly report all material changes in the Company and its
affairs to the Securities and Exchange Commission on a Form 8K; and
b)	file regular quarterly and annual reports on Forms 10Q SB and 10K
SB
respectively; and
c)	comply with certain requirements when a matter is being submitted to a vote of shareholders.

While all of the above reports will be available for viewing by shareholders and any other interested parties at the SEC offices in Washington, DC, New York or Chicago, management of Progolftournaments.com intends to communicate on a regular basis with its shareholders.
Even if shareholders are consulted, the management group has enough votes to insure that any action they might take would be endorsed by a majority of the voting shares.

Depending on the nature of the transaction, Progolftournaments.com stockholders may not have an opportunity to vote on whether to approve it. As a result, management could enter into a transaction in which an investor would not want to be involved as an individual. In such a case, you could lose your entire investment on a business decision that you did not have an opportunity to evaluate and agree to.

Competitors could develop their own Internet - based golf games.

While Progolftournaments.com has no knowledge specifically, it is possible that a competitor may already have a product that could compete for the Internet golf dollar. It is possible that a competitor may do things better than Progolftournaments.com. We are aware that there are many organizations that have the knowledge, technical support and financial strength to duplicate what we are doing and possibly do it better, without intruding on any copyrighted or proprietary material.

Some of our potential competitors for the Internet golf game are:
-	pre-packaged computer golf games that may be either purchased or rented
-	other Internet golf games or online activities

Potential competition for our online store is:online retail facilities
-	retail stores
-	sporting goods stores
-	discount stores

None of the above potential competitors have an Internet game based on actual golf tournaments and offering prizes.

We are aware of two online games that charge to play:

-	Everquest; and
-	Ultima III

Both of these games are fantasy shoot em up games. They charge $10 to play and offer no prizes.
Competition is increasing daily and investors should consider this when making an investment in Progolftournaments.com. The more competitors that we have could result in not attracting enough players to make us profitable and have a negative affect on the price of our stock.

Progolftournaments.com may not have any exclusive intellectual property.

The intellectual property of Progolftournaments.com is a combination of already established technologies. A home computer golf game is being modified for use on the Internet. Credit card processing will be done by an established concern specializing in that function; basic business software will record plays and scores. We are not sure that we have any intellectual property to protect!

We believe that we have an unique combination of technologies. Whether the combination can be defended is doubtful. If a clear violation happens Progolftournaments.com may not have the money to defend its intellectual property in one or more countries. If we do not have the funds to defend our product we could not continue with our Internet golf game. This could result in Progoftournaments.com losing money, being forced to cease operations and a loss of your complete investment. Consider these points carefully before you decide to invest.

Heavy dependence on individuals who will not devote full time and attention to the affairs of Progolftournaments.com could result in delays or business failure.

Progolftournaments.com will be heavily dependent upon the directors skills, talents and abilities to implement its business plan. It may, from time to time, find that this inability to devote full time and attention to its affairs could result in delay(s) in establishment of its business or even in failure of the business. At the present time we have no full-time employees. The officers and directors earn their livelihood elsewhere. It is the feeling of the Board of Directors that paying one or more of the directors as a full-time employee at this stage in the development could put an unreasonable amount of strain on our cash reserves. Because you will be dependent on the performance and business judgement of management, should you decide to invest, you should carefully and critically consider these three individuals backgrounds. See Directors and Executive Officers.

We have no employment contracts or agreements with Directors and Officers.

Progolftournaments.com depends on Howard Klein, Michael Levine and
Sandy Winick to continue to work to develop our game. At this time we do not have an employment agreement with Mr. Klein, Mr. Levine or Mr. Winick. We cannot be sure that they will continue to manage our affairs in the future. If we should lose the services of one or all of the officers and directors, or if one or more should decide to join a competitor or otherwise compete with Progolftournaments.com, this could have a negative affect on the business and could cause the price of your stock to decline. Mr. Klein, Mr. Levine and Mr. Winick would be difficult to replace.



Financial Risks

Progolftournaments.com has no operating history and financial results are uncertain An investor in Progolftournaments.com common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets.
Progolftournaments.coms ability to achieve and then sustain favorable operating results will depend on costs related to:

-	identifying and developing cooperative marketing relationships with golf-related organizations;
-	testing the Progolftournaments.com Internet golf game;
-	identifying and marketing to prospective players;
-	evaluation and expense of entering into a new business
opportunity;
-	the expense of delays in introducing or making any necessary adjustments and improvements to the Progolftournaments.com online game;
and
-	general economic conditions, as well as those specific to the related industries.

As a result of our limited operating history it is difficult to accurately forecast potential revenue.
There is no historical financial data upon which to base planned operating expenses.
Progolftournaments.com expects to significantly increase its operating expenses to test, market and create a solid base of participating players. ( See Liquidity and Capital Resources)

Progolftournaments.com has not commenced operations or achieved profitability and expects to incur net losses for the foreseeable future and may never become profitable. This limited operating history makes it difficult to forecast its future operating results. Progolftournaments.com expects to continue to incur marketing, sales, product development and general and administrative expenses. As a result it will need to generate revenues and/or raise additional funds to achieve profitability and there can be no assurance that funds will be available.
If Progolftournaments.com does not become profitable, it may be unable to maintain its presence on the Worldwide Web and its Website. If Progolftournaments.com does achieve profitability it cannot be certain that it will sustain or increase profits.

Because of its limited financial resources, Progolftournaments.com will be unable to diversify its activities to provide additional sources of revenue to offset losses should its business plan prove to be impractical.
It is possible that a severe economic downturn could result in diminishing activity. Golf equipment and clothing manufacturers who could possibly cross promote could shrink their advertising budgets and eliminate any cross promotion.
We depend on additional financing to properly implement our Internet golf game and to provide working capital.

Progolftournaments.com has only $4,536 in cash as of June 30, 2000 and these funds are inadequate to fully implement its business plan and to commence play. Progolftournaments.com will require additional working capital to fund its business development. We realize that an ongoing advertising and promotion budget will be necessary in addition to any cross promotion arranged with cooperating concerns.

Commencement of tournament play on the Worldwide Web will undoubtedly require some hiring of staff and leasing of premises. Telephones, Internet access charges, Website maintenance and other office costs will add to the need for additional capital. Management estimates that it will require between $600,000 and one million dollars of additional capital to supply the needed funding over the next year until sales volume is high enough to support ongoing operations.

We will have to accomplish the following:

a)	conversion of the computer game for play on the Internet
b)	have lease deposits and have six months lease payments in reserve
c)	purchase office equipment, furniture and supplies
d)	purchase computer equipment and software
e)	cover recruiting costs and have six months salaries in reserve
f)	create an advertising campaign and budget
g)	maintain a travel budget


Additional financing may not be available, or if available, may be on terms that will seriously dilute ownership interests of investors.

If Progolftournaments.com raises additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of its common stock. If common stock is issued in return for additional funds, the price per share could be lower than that paid by present stockholders. The result of this would be a lessening of each present stockholders relative percentage interest in Progolftournaments.com. This condition is often referred to as dilution.

The ultimate success of Progolftournaments.com will depend on its ability to raise additional capital. No commitments to provide additional funds have been made by management or other shareholders. Progolftournaments.com has not investigated the availability, source or terms that might come with additional financing. When additional capital is needed, there is no assurance that funds will be available from any source or, if available, that they can be obtained on acceptable terms. If not available, the operations of Progolftournaments.com would have to be terminated and we would be forced to close the business, resulting in a complete loss of your investment.

Potential business combinations could dilute stockholder value and adversely affect operating results Progolftournaments.com may consider a future financing or business combination that, because of the size of the related stock issuance, could result in a majority of the voting power being transferred to the new investor(s). The result would be that the new shareholder(s) would control Progolftournaments.com and persons unknown could replace current management. It is uncertain whether any such replacement would continue to implement Progolftournaments.com current business plan.

Large stockholders of Progolftournaments.com could sell their shares resulting in a change of control and/or direction.

Progolftournaments.com significant shareholders, namely the President, Howard Klein, the Treasurer, Sandy Winick, Mary McGowan and other large shareholders could sell their shares to an outside party, resulting in a change in control of the Company and a change in business direction. If this occurs, the remaining holders of shares of Progolftournaments.com stock could be affected adversely as a new control group could reverse-split the stock, effectively eliminating the small shareholders.

The following is a list of large shareholders and the percentage of the issued and outstanding shares that they own.

Name                 Number of Shares       Percentage Owned
Howard Klein 				    901,000				            09.14
Sandy Winick				     1,475,000				          14.96
Mary McGowan	        2,700,000	             27.38
Deep Water
Investments Limited	 475,000				            04.82
H. Davidson
Construction Inc		   475,000			            	04.82
Magnum Holdings, Ltd.476,000				            04.82
Carolyn McGowan				  400,300				            04.06
Jennifer McGowan	    400,368	               04.06
Lynn Stewart			      1,000,000				          10.14
Ron Perlman	         475,000				            04.82
Charles Sciberras				476,000				            04.82

Major shareholders as a group	      9,253,668
	93.84%

If you are considering investing in our stock you should be aware that all shares in Progolftournaments.com other than those of Mr. Winick and Mr. Klein are being registered and will be available for sale pursuant to this prospectus.

The option given to Psygnosis Ltd. could result in depressed prices for our stock or a shift of control.

We have given Psygnosis, Ltd., the developer of the computer golf game a three-year option beginning June 26, 2000 to acquire 3,287,100 shares of common stock equal to 25% of the company, if exercised. The terms of the option are:

-	Total exercise price for all 3,287,100 shares is one dollar;
-	Option term is three years from April 26, 2000, the effective date of the licensing agreement;
-	Should we file a registration statement offering to sell our securities to the public and should that registration statement be declared effective prior to April 26, 2001, the first anniversary of the licensing agreement, the option term would be shortened to two years from the effective date of the offering; and
-	Psygnosis has registration rights on the securities optioned and exercise of this option and subsequent resale of the stock, when eligible, could depress the market value, if any, and could result in Psygnosis having control of the operations of Progolftournaments.com.

Risks Related to the Securities Market

There is no liquidity for the common stock of Progolftournaments.com.

  	 There is presently no demand for the common stock of our
company.  There is presently no public market   in the shares. While we
intend to apply for a quotation on the NASD Bulletin    Board quotation
service, we cannot guarantee that our application will be approved and our stock listed and quoted for sale.

Progolftournaments.com common stock has no prior market and resale of your shares may be difficult.

There is no public market for Progolftournaments.com common stock and no assurance can be given that a market will develop or that any shareholder will be able to liquidate their investment without considerable delay, if at all.

The trading market price of Progolftournaments.com common stock may decline below the price at which it was sold by selling stockholder(s). If a market should develop, the price may be highly volatile. In addition, an active public market for Progolftournaments.com common stock may not develop or be sustained. If selling stockholders sell all or substantial amounts of their common stock in the public market (see Selling Stockholders), the market price of our common stock could fall.

In addition, all 6,076,000 shares held by officers, directors and affiliates, will be eligible for sale. They will be able to offer a percentage of their shares every three months beginning September, 2000, under Rule 144 of the Securities Act. Rule 144 states that officers, directors and others holding restricted securities, such as those held by Mr. Klein, Mr. Winick, Ms. McGowan and Ms Stewart, after an initial holding period on one year after issue, may each sell in a broker transaction an amount equal to 1% of the total issued and outstanding common stock every three months.

Owing to the low price of our securities many brokerage firms may not be willing to deal in the securities. Even if a purchaser finds a broker willing to make a transaction in Progolftournaments.com common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such securities as collateral for loans. Thus, a purchaser may be unable to sell or otherwise realize the value invested in Progolftournaments.com stock.

SEC rules on penny stocks could affect your ability to re-sell
Progolftournaments.com stock.

The securities of Progolftournaments.com, when available for trading, will be subject to the Securities and Exchange Commission rule that imposes special sales practice requirements upon broker/dealers that sell such securities to other than established customers or accredited investors. For purposes of the rule, the phrase accredited investors means:

-	institutions with assets exceeding $5,000,000

-	individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 or that, combined with a spouses income, exceeds $300,000.

For transactions covered by the rule, the broker/dealer must make a special suitability determination for the purchaser and receive the purchasers written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of purchasers of the Companys securities to buy or sell in any market that may develop.

Under Rule 15g(2) a broker/dealer wishing to transact a sale of a penny stock must supply a document to the potential buyer that:

1)	contains a description of the nature and level of risk;
2)	Outlines the brokers or dealers duties to the purchaser and of the rights and remedies available with respect to violations of such duties and other requirements of Federal Securities law;
3)	defines significant terms used in the disclosure document; and
4)	contains such other information in the proper form of language,
type size and format	as the Commission might require.

Under Rule 15 (g)(3) a broker/dealer must:

1)	reveal the bid and ask price of the securities in question and reveal any other useful and reliable information concerning the securities.
2)	disclose the number of shares to which the bid and ask prices apply and any other information available concerning the liquidity of the securities.
3)	Reveal the amount of compensation to be received in connection with the transaction.
4)	provide the client with penny stocks in their account with a monthly statement showing the market value of the stock or stating that a market value cannot be determined because firm quotes are not available.
To Summarize:

-	Progolftournaments.com  stock is a penny stock.
-        Some states will not allow you to sell to their citizens??
-        Some broker/dealers will not handle transactions in penny
stocks.?
-        SEC rules make selling your stock a cumbersome procedure??
-	Penny stock markets can be very volatile with large swings up or down.
Investors may face significant restrictions on the resale of Progolftournaments.com stock due to state and laws and regulations

Progolftournaments.com securities have not been registered for resale under the blue sky laws of any state and the holders of such shares and those persons desiring to purchase them in any trading market that may develop in the future should be aware that there may be significant state blue sky law restrictions on the ability of investors to sell and on purchasers to buy the securities of Progolftournaments.com. Accordingly, investors should consider the secondary market for Progolftournaments.com securities to be a limited one. Investors may be unable to resell their stock without the significant expense of state registration or qualification.



USE OF PROCEEDS

This Prospectus is part of a Registration statement that permits selling shareholders to sell their shares in the future. Because this Prospectus is solely for the purpose of selling shareholders, Progolftournaments.com will not receive any proceeds from the sale of stock being offered. Directors, Mary McGowan and Lynn Stewart (affiliates due to the size of their holdings) will be restricted to selling one percent of the total issued and outstanding common stock each calendar quarter or 98,613 shares per quarter. All other stockholders will be able to sell any or all of their shares at any time they can locate a buyer.


DETERMINATION OF OFFERING PRICE

This offering is solely for the purpose of allowing Progolftournaments.com shareholders to sell their stock. The selling shareholders may sell their shares when the Registration statement becomes effective or they may elect to sell some or all of their shares at a later date as long as this Registration statement is effective at a price of $ 0.025 per share


DILUTION

This offering is for sales of stock by existing Progolftournaments.com shareholders upon the effective date of this prospectus or in the future. Sales of common stock by shareholders will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling shareholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. The current net tangible book value of the common stock is: $ 0.0053 per share.

Prospective investors should be aware, however, that the price of Progolftournaments.com shares was determined arbitrarily by management and selling shareholders and does not bear any relationship to net tangible book value per share. The price received by selling stockholders and paid by purchasing investors will be determined by supply and demand. If the demand for the common stock of Progolftournaments.com exceeds the available supply, the price will tend to go up. Conversely, if the supply exceeds the demand, the price will tend to go down. In both of the above cases the change in price may have no relation to the book value of the company or its profits or losses.

SELLING SHAREHOLDERS

The following are the shareholders for whose accounts the shares are being offered; the amount of securities owned by each shareholder before this offering; the amount to be offered for the account of each shareholder and the amount and percentage of the company owned by each shareholder following completion of the offering:

Name				               Position with  Number	   No of    No. of     Percent
                       Company	       of Shares Shares   Shares	    Owned
                                      Owned	    offered   After	    After
 									                                                Offering(1)  Offering

731149 Ontario Limited	None		         1,000	    1,000     -0-       -0-
Bernie Anderson		      None		         2,680     2,680     -0-		     -0-
Robert Baron		         None		         268	      268	      -0-	      -0-
Baroness Investments
Limited			             None      		   1,000      1,000    -0- 		    -0-
Building Supplies
International  		      None		         200        200      -0- 	     -0-
C.A.P.S Consulting	    None 		        200        200      -0-       -0-
William Davies		       None		         200        200      -0-       -0-
Deep Water
Investment Inc.		      None           475,000    475,000  -0-       -0-
Geoffrey Earle		       None           200        200      -0-       -0-
Jan Francis			         None           500        500      -0-       -0-
Mark Francis		         None           500        500      -0-       -0-
Jeffrey Goldberg		     None           500        500      -0-       -0-
Maggie Goldberg		      None		         500        500      -0-       -0-
Debbie Green		         None           475,200    475,200  -0-       -0-
Robert Hashimoto		     None           200        200      -0-       -0-
David Hume		           None           600        600      -0-       -0-
H. Davidson
Construction Inc. 	    None           475,000    475,000  -0-       -0-
Marcia Klein		         None 		        200        200      -0-       -0-
Myer Klein			          None           200        200      -0-       -0-
Raymond Teaitch 	     	None           400        400      -0-       -0-
Tilley Levine		        None           2,000      2,000    -0-       -0-
Joy Lipson 	           None           600        600      -0-       -0-
Marcia Lipson	         None           600        600      -0-       -0-
Magnum Holdings, Ltd.	 None           476,000    476,000  -0-       -0-
Miriam Manzo		         None           200        200      -0-       -0-
Jack Martino		         None           200        200      -0-       -0-
Sasha Mazzuca	         None           200        200      -0-       -0-
Stefan Mazzuca		       None           200        200      -0-       -0-
Carolyn McGowan	       None           400,300    400,300  -0-       -0-
Jennifer McGowan	      None           400,368    400,368  -0-       -0-
Lydia McGowan	         None           500        500      -0-       -0-
Mary McGowan 	         None           2,700,000  2,700,000-0-       -0-
Robert McGowan 	       None           300        300      -0-       -0-
Thomas McGowan	        None           500        500      -0-       -0-
Elizabeth McLeod 		    None           9,384      9,384    -0-       -0-
Lynn Stewart		         None           1,000,000  1,000,000-0-       -0-
Monica Murad		         None           1,000      1,000    -0-       -0-
Theodore Nemetz		      None           500        500      -0-       -0-
Ron Pearlman 		        None           475,000    475,000  -0-       -0-
Resource Financial
Corporation			         None           200        200      -0-       -0-
John Rosenthal		       None           600        600      -0-       -0-
Brian Ross		          	None           500        500      -0-       -0-
Sheryl Ross	           None           500        500      -0-       -0-
Sandringham Investments
Limited			             None           100,000    100,000  -0-       -0-
Charles Sciberras		    None           476,000    476,000  -0-       -0-
Doris Sciberras		      None           200        200      -0-       -0-
Jeffrey Sciberras		    None           200        200      -0-       -0-
Joseph Sciberras		     None           200        200      -0-       -0-
Peter Scibarras		      None           200        200      -0-       -0-
Derek Tennant		        None           1,200      1,200    -0-       -0-
Kelly Ticknor		        None           600        600      -0-       -0-
Cynthia Vella-Zarb	    None           200        200      -0-       -0-
Pierre Vella-Zarb		    None           200        200      -0-       -0-
hona Vinokur		         None           500        500      -0-       -0-
Avital Weber		         None           400        400      -0-       -0-
Diane Winick	         	None           600        600      -0-       -0-
Mark Zaretsky		        None           600        600      -0-       -0-

TOTALS					                      7,485,300	    7,485,300  -0-       -0-

(1) This table assumes that each shareholder will sell all of the shares available for sale during the effectiveness of the Registration statement that includes this Prospectus. Shareholders are not required to sell their shares. See Plan of Distribution.

While we believe that the selling shareholders are all individuals and corporations that purchased their shares for investment purposes and without a view to distribution of the Registrants securities, they may be considered to be underwriters as that term is defined in the Securities Act.

Progolgtournaments.com will deliver a copy of the current prospectus, which is part of this registration statement for all of the time it is effective.


PLAN OF DISTRIBUTION

This is not an underwritten offering. This Prospectus is part of a registration statement that permits selling shareholders to sell their shares in the future. Selling shareholders may sell their shares to the public when this Registration statement becomes effective, or they may elect to sell some or all of their shares at a later date. Progolftournaments.com is committed to keeping the registration statement, of which this prospectus forms a part, current until *****, 2001.

While the Registration statement is effective, selling shareholders may sell their shares directly to the public, without the aid of a broker or dealer, or they may sell their shares through a broker or dealer whether or not Progolftournaments.com stock is authorized for inclusion on the OTC bulletin board. Any commission, fee or other compensation of a broker or dealer would depend on the brokers or dealers involved in the transaction.

	The selling price of $0.025 per share was arrived at arbitrarily by management for the purposes of calculating the registration fee and was arrived at partly because the most recent sale of common shares by one shareholder to another was at $0.025 per share.

No public market currently exists for shares of Progolftournaments.com common stock.
Progolftournaments.com intends to apply to have its shares traded on the OTC bulletin board under the symbol PGLF.

None of the selling shareholders will act in a promotional fashion or capacity during the effectiveness of this registration statement. They will not attempt to induce or recommend the purchase of the Registrants stock by potential investors.


DESCRIPTION OF CAPITAL STOCK

The following is a description of the material aspects of Progolftournaments.com capital stock and the applicable provisions of Nevada law.

Progolftournaments.com authorized capital consists of 50,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of preferred stock, par value $.001. Immediately prior to this offering 9,861,300 shares of common stock were issued and outstanding. No preferred shares are issued and outstanding.

Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. The Articles of Incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance of Progolftournaments.com common stock.

Preferred shares may be issued in Series; the terms and conditions of which are decided by Progolftournaments.com Board of Directors. Our Bylaws allow the Board of Directors to set all the terms for preferred shares. Preferred shares may or may not be entitled to a dividend, may or may not have voting power and have preference (after debt) on any of the assets of Progolftournaments.com in the event of windup or dissolution.

The above conditions for issuance of preferred shares are compatible with Sections 78.195 and 78.196 of Nevada Revised Statutes.

Because the holders of shares of Progolftournaments.com common stock do not have cumulative voting rights, the holders of more than 50% of Progolftournaments.com outstanding common shares can elect all of the directors if they so choose. In such event, the holders of the remaining shares will not be able to elect any directors.

The holders of shares of common stock are entitled to dividends when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. In the event of liquidation, dissolution or winding up of the affairs of Progolftournaments.com, common stock owners are entitled to receive, ratably, the net assets of Progolftournaments.com available to shareholders after payment of all creditors.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of Progolftournaments.com common stock are issued, the relative interests of existing shareholders may be diluted.


You should not rely on forward-looking statements.

This Prospectus contains forward looking statements that involve risks and uncertainties. The words anticipates, believes, plans, expects, future, intends, will, would, could hopes and similar expressions identify forward looking statements. Actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including those set forth under Risk Factors and elsewhere in this Prospectus.


DESCRIPTION OF BUSINESS

General

Progolftournaments.com was incorporated under the laws of the State of Nevada on September 3, 1999, and is in its early developmental and promotional stages. We are not operational and our only activities have been organizational, directed at acquiring its principal asset, raising its initial capital and developing its business plan. We have not started commercial operations and do not have any full time employees. We own no real estate.

The principal asset of Progolftournaments.com, referred to above is the Internet golf game itself. It was conceived and refined by Sandy
Winick, a Director and the Treasurer of Progolftournaments.com. It was obtained in exchange for 1,000,000 shares of common stock.
An important part of the principle asset and the projected business is the name
Progolftournaments.com.

Progolftournaments.com has purchased its name for use on the Internet and has established its Website and online store. No Internet tournaments can be played until the computer game is successfully converted for Internet use. The Progolftournaments.com home page is up on the Internet under www.progolftournaments.com and is in the process of being refined.

Progolftournaments.com was formed to take advantage of the popularity
of both the Internet and the game of golf.   The online Internet golf
game combines the skills necessary to play golf, the use of a computer and the thrill of playing for substantial cash prizes. The growth of the
Worldwide Web and the game of golf all over the world is wrapped up in one package in the Progolftournaments.com online game.

The Game and how it is played.

A portion of the golfing public watches with interest the results of the four major golf tours in the world and note the results of the weekend tournaments. Every radio and TV station in the US and Canada as well as daily newspapers give detailed reports on weekly tournaments. Golf tournaments are carried live on most TV networks such as CBS, NBC, ABC and FOX in the US;
CBC, CTV and Global in Canada. Cable sports channels such as ESPN and FOX SPORTS also carry live tournaments. There are several magazines and cable channels devoted entirely to the game of golf. There is coverage on radio, TV, newspapers and magazines in Europe and Asia. Progolftournaments.com has developed an online Internet golf game and business plan that is designed to take advantage of this interest in the game of golf and the growth of the Internet and the Worldwide Web. The at-home computer players will have the opportunity to play a computer golf game that resembles the tournaments the professional golfers are playing on the same weekend and play for cash prizes. Our online tournament game resembles the Professional tournament in that the course will be the exact same course that the professionals play, only digitized and converted to an electronic format for play on the Internet.

The business plan calls for one-half of each entry fee to be set aside for prize money. The purse each weekend will be progressive; that is, the size of the award will increase proportionately with the number of players. Each entry in the online tournament will cost $10.00. For a person to enter a Progolftournaments.com tournament, that person will log on to our Internet site, register to play and pay through the use of a credit card. Once they have finished this process they are then eligible to play the tournament. Anyone may enter more than once as long as the $10.00 fee is paid for each entry on or before Thursday of each week.

Each entrant will play four rounds on their computer: one on Thursday, one on Friday, one on Saturday and one final round on Sunday. These rounds will follow the same format as the professionals, one round each day. The difference in our game is that each round can be played any time during that twenty-four hour period. The computer players will have the same decisions to make as their professional counterparts: distance to the green, what club to use. There will be no elimination of players in the computer tournaments, thereby giving every participant an opportunity to get into the prize money by pulling out a come-from-behind outstanding final round. On the actual professional golf tour, the field for the final two rounds is reduced to the seventy
best scores after the second round.   Those who do not make the top
seventy are cut from the ability to play the final two rounds and earn a share of the prize money. This is referred to as the cut. Having no cut in the online tournament will result in more activity in the final rounds.

At the end of play each Sunday the 100 players with the lowest scores will share in the purse. If there is a tie for low score, a playoff will be staged on Monday to decide the winner. Practice rounds will be available to the tournament entrants at a cost of $5.00 for ten rounds or $10.00 for twenty-five rounds. Each player is able to choose the make of club he or she will use and the brand of golf ball to be used.

Anyone in the world will have an opportunity to play in a game resembling some of the most prestigious tournaments such as the British Open or the Masters. In fact, anybody will have the opportunity to play an Internet game resembling any tournament held on the four major tours: PGA, LPGA, Senior PGA and the European tour. There is a possibility that some jurisdictions in the world may prohibit its citizens from participating in the online tournaments. This prohibition could be for economic or political reasons. Some countries may have a problem with their citizens playing a US based game, golf, that in some minds is an elitist pastime or the prohibition could stem from currency restrictions. Others might prohibit receiving a prize or prizes, if one or more were won. This, again, could be for political or religious reasons. If either of these situations should arise our business plan might not be fully implemented. As in most Internet applications, there is no certain way of determining or confirming age of players. Progolftournaments.com will include a provision in the entry form whereby the registrant confirms that he or she is 21or older. There is no certain way that we can confirm a persons age over the Internet. We will ask the question on the registration form to limit any potential liability.

Management has made extensive inquiries and can find no prohibition for the offering of prizes on Internet games. Our game is keyed to individual skill in playing the game of golf. Both professional and amateur golf tournaments regularly give prizes to winners.

All participants will be playing on a level playing field with no handicaps or other aids to improve a score. No computer golfer will have an advantage over another other than individual skill and ability

Joint promotions are planned with some cable TV networks, the major tours, golf publications and the manufacturers of golfing equipment, however no contracts have been entered into.
Preliminary conversations have taken place with many of these enterprises. In every case, commitment has been deferred until after the Internet game is in place and the whole online package can be assessed. Should all of those concerns decide not to cross-promote, Progolftournaments.com would be forced to pay for most or all of its promotion itself. This would result in a pressing need for new capital injections, which may or not be available on terms acceptable to Progolftournaments.com. Management has investigated the cost of advertising and promotion in North America. In the event no cross-promotion is available they estimate this could cost up to $5,000,000.

Our game will be available anywhere that there is Internet service. We could have players from every continent and every country in the world. The only hindrance would be being unable to access the Internet and lack of an acceptable credit card.

Progolftournaments.coms website was developed and is being currently operated by a design firm that specializes in designing and developing websites. We presently do not have the expertise or personnel to operate our own website. If and when our revenues warrant it, we will hire technical staff to take over operation of the website. Until then we are dependent on an outside party.

Our website has various links with other golf and non-golf websites. As we add other companies to help in the cross promotion we will be adding their banners to our link page of our website and in return, they will add our banner to their website. This will enable visitors to their website to quickly and easily link back to our website. This is the concept of cross promotion between websites.


INDUSTRY CONDITIONS, TECHNOLOGY AND COMPETITION

Progolftournaments.com does not yet know whether adapting computer golf to the major golf tournaments will be a feasible moneymaking venture. We are not aware of any other concern offering the same type of game. Each tour has a weekly tournament. Each week our golf course layouts and photo graphics will change. For a complete explanation, see: The Game and how it is played.

Our technology and exposure to potential competition

Progolftournaments.com will not be developing any new technology but will be utilizing existing technology that is readily available on the market. The process of combining the computer golf game with the various professional tour events that are held on a weekly basis throughout the year, with the ability to accept payment to play these tournaments over the Internet and monitor every participants scores can be duplicated. All a potential competitor would require is the resources and the time. All professional golf tours publish their annual list of scheduled events well in advance.

We have what we believe is the best computer golf game available. We
have licensed it from Psygnosis, Ltd.   We are in the process of making
arrangements for the conversion of the computer golf game to an Internet golf game with a software development company, but as yet we
have not contracted this process out to anyone.   This should be done
by September 1, 2000.
The estimated cost of development of the software is approximately $150,000. There are several hosting companies in North America that are capable of handling the necessary requirements of an Internet based game. We have not yet contracted with any company to host our game for us but we expect to select one by September 30, 2000.

The software development company that we hope to contract to do the conversion of the computer game to the Internet game will also incorporate the score keeping function into the software package.

Credit card processing software is readily available and adaptable. There are several third party credit card processing services available should we decide to use one of their services. We have made no decision as to which, if any, we will use.

We require two third party service providers for our business, one for hosting our web site and the other for the processing of credit card transactions. There are many companies in existence in North America providing each of these services. Should we have any problems we believe it would not be difficult to move to another supplier very quickly. We would suffer some short-term losses but would continue to be in business. These software packages and/or service providers are also available to a potential competitor.

The steps that are required for the game to be operational are as follows:

1)	Finalize contract to convert computer game to Internet game.
2)	Contract with Credit Card processing company to process entry fee payments.
3)	Contract with an Internet service provider to host the game for
us.

Once these steps have been taken we should be ready to launch our first tournament and accept entry fees.

The intellectual property of Progolftournaments.com was developed by Psygnosis Ltd. who licensed it to us. Our license is an exclusive
agreement.   We are the only company that is entitled to use their
technology on the Internet. We have employed outside website designers to develop the existing website that we have available on the Internet. We have not begun the process to covert the PC game to and Internet based golf game. Psygnosis employed a golf game development company in London, England to develop the game originally. We have contacted that company and several others and are in discussions with all of them about converting the game for play on the Internet and for new courses in the future. We anticipate that the game will be ready for play in late November or early December, 2000. Our time frame is to launch the game January 1, 2001. We will be launching one tour at a time.

There are existing PC golf games in the marketplace that are available today besides the Psygnosis game. The same processes employed by our company to come to market are available to any other company that wishes to do so.


Our start up activities to date:

-	Our website is developed and up.
-	We have completed our license agreement with Psygnosis Ltd. for their golf game to be converted to use on the Internet.
-	We have contacted and had conversations with several golfing and non-golfing companies to cross-promote our game.
-	We have contacted several software developers regarding the
conversion of the game for play on the Internet.
-	We have talked to Credit Card processors but have not chosen one.
-	We have talked with some Internet service providers and plan to select one as soon as we have finished evaluating their service and costs.
-	We have made contact with the major golf organizations; the PGA,
LPGA, Senior PGA and the European PGA and begun the dialogue to gain their cooperation.
-	We have had discussions with several golf magazines, cable
channels and equipment manufacturers and are optimistic about their cooperating with us.
-	We have contacted several private sources of capital but as yet have no commitments.
-	We have a working relationship with a golf fulfillment company.
It will pay us a percentage on any purchases made from our online golf store.

While the above list includes a variety of issues that must be dealt with before our online golf tournaments can be commenced, we have solidified two situations that are key assets, along with the basic idea for the game and business plan. They are:

-	The development of our website at a cost of $4,395
-	The executing of our contract with Psygnosis Ltd.  for their computer golf game Pro 18 World Tour Golf. We have paid one-half of the advance royalties due under the terms of the contract in the amount of $5,000 plus the expenses associated with acquiring the contract of $3,200.

All other expenditures are associated with ongoing discussions and negotiations with other service providers along with normal office expenses.


EMPLOYEES

Progolftournaments.com is a development stage company and currently has no employees.
Management plans to use consultants, attorneys and accountants as necessary and does not plan to engage any full-time employees until shortly before we are ready to begin play. If Progolftournaments.com establishes the feasibility of their concept and successful implementation of their business plan, one or more people will be needed to handle administration, computer programming and marketing. A portion of any employee compensation likely would include the right to acquire stock in Progolftournaments.com, which would dilute the ownership interest of holders of existing shares of common stock.


AVAILABLE INFORMATION

Progolftournaments.com has filed with the Securities and Exchange Commission a Registration statement on Form S-1 with respect to the common stock offered by this Prospectus. This Prospectus, which constitutes a part of the Registration statement, does not contain all of the information set forth in the Registration statement or the exhibits and schedules which is part of the Registration statement. For further information with respect to Progolftournaments.com and its common stock, see the Registration statement and the exhibits and schedules thereto. Any document Progolftournaments.com files may be read and copied at the Commissions public reference rooms at 450 Fifth Street, NW, Washington, D.C.; 7 World Trade Center, Suite 1300, New York, NY; and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, IL. Please call the Commission at 1 -800-SEC-0330 for further information about the public reference rooms. Progolftournaments.com filings with the Commission are also available to the public from the Commissions Website at http://www.sec.gov.

Upon completion of this offering, Progolftournaments.com will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commissions public reference rooms, and the Website of the Commission referred to above.


DESCRIPTION OF PROPERTY

Progolftournaments.com currently maintains limited office space, provided by Mr. Winick, for which it pays no rent. The address is 3266 Yonge Street, Suite 1208, Toronto, Ontario M4N 3P6 Canada, and the phone number is (416) 962-4508. When the conversion of the computer game for Internet play is near, adequate office space will be acquired and equipped to begin tournament play. At this time we do not own any communication or computer equipment.

Our website is being hosted on a temporary basis by the company that developed it. Shortly before we begin tournament play we will move to a hosting company with the capacity to handle a very large response.




LEGAL PROCEEDINGS

Progolftournaments.com is not a party to any material pending legal proceedings, and none of its property is the subject of a pending legal proceeding. Further, the officers and directors know of no legal proceedings against Progolftournaments.com or its property contemplated by any governmental authority.


MARKET PRICE OF, AND DIVIDENDS ON, CAPITAL STOCK AND OTHER
SHAREHOLDER MATTERS

No established public trading market exists for Progolftournaments.com securities. Progolftournaments.com has an outstanding purchase option for 3,287,100 shares (25% of the company) Progolftournaments.com has no other securities convertible into its common equity.
There is no common equity that could be sold pursuant to Rule 144 under the Securities Act.
Except for this offering, there is no common equity that is being, or has been proposed to be, publicly offered.

As of June 30, 2000, there were 9,861,300 shares of common stock outstanding, held by 60 shareholders of record. Upon effectiveness of the Registration statement that includes this Prospectus, 7,485,300 of Progolftournaments.com outstanding shares will be eligible for resale. To date Progolftournaments.com has not paid any dividends on its common stock and does not expect to declare or pay any dividends on its common stock in the foreseeable future. Payment of any dividends will depend upon Progolftournaments.com future earnings, if any, its financial condition, and other factors as deemed relevant by the Board of Directors.


INDEX TO FINANCIAL STATEMENTS

Progoltournaments.com
(A Development Stage Company)
                                							Sept. 30, 1999 		June 30, 2000
							                                Audited         	Unaudited

Report of Certified Public Accountant

		       		                            1
Consolidated Balance sheet				         2             				2
Consolidated Statement of Operations		 3                 3
Consolidated Statement of Stockholders
Equity	                                4
Consolidated Statement of Cash Flows		 5                	4
Notes to Financial Statements						                  6 & 7









PROGOLFTOURNAMENTS.COM

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(STATED IN UNITED STATES DOLLARS)

FOR THE NINE MONTH PERIOD ENDED JUNE 30, 2000



PROGOLFTOURNAMENTS.COM

UNAUDITED CONSOLIDATED BALANCE SHEET
AS AT JUNE 30, 2000

ASSETS


CURRENT ASSETS
	CASH		                           6,952
	ACCOUNTS RECEIVABLE							          69
	LOAN RECEIVABLE							         	65,000
OTHER ASSETS   							            3,325

TOTAL ASSETS								             75,346

LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES
	ACcOUNTS PAYABLE								           260
	NOTE PAYABLE							             24,251

TOTAL CURRENT LIABILITIES						  24,511

STOCKHOLDERS EQUITY
	COMMON STOCK PAR VALUE $0.001
	50,000,000 SHARES AUTHORIZED,
	9,861,300 SHARES OUTSTANDING
                                  9,861

	PREFERRED STOCK PAR VALUE $0.001
	10,000,000 SHARES AUTHORIZED
	NONE ISSUED AND OUTSTANDING

	ADDITIONAL PAID-IN CAPITAL						85,080

	DEFICIT ACCUMULATED DURING THE
	DEVELOPMENT STAGE							       (44,106)

TOTAL SHAREHOLDERS EQUITY						  50,835

TOTAL LIABILITIES AND
SHAREHOLDERS EQUITY			     $     75,346

See accompanying notes to Financial Statements


PROGOLFTOURNAMENTS.COM

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTH PERIOD ENDED JUNE 30, 2000



REVENUE
	INTEREST INCOME								            1,950
	OTHER INCOME								                 100


TOTAL REVENUE									              2,050

OPERATING EXPENSES
	WEB DESIGN		   		                  4,395
	INTERNET PROMOTION				   		      	21,766
	PROMOTION								   	              1,207
	TRAVEL								   	                 4,615
   	OFFICE SUPPLIES & EXPENSES					 1,342
	LEGAL FEES		 	  				 		                0
	ACCOUNTING FEES					                   0
	OTHER OPERATING EXPENSES				         476
	BANK CHARGES						           	       158

TOTAL OPERATING EXPENSES 						    33,959

NET INCOME (LOSS)							          (31,909)

NET INCOME (LOSS) PER COMMON SHARE			0.00


WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
9,861,300


See accompanying notes to Financial Statements






PROGOLFTOURNAMENTS.COM
UNAUDITED STATEMENT OF CASH FLOWS
FOR THE NINE MONTH PERIOD ENDEDING JUNE 30, 2000


CASH FLOWS FROM OPERATING ACTIVITIES

	NET INCOME (LOSS) 						                	(31,909)

ADJUSTMENTS TO RECONCILE NET (LOSS) TO
CASH FLOW FROM OPERATING ACTIVITIES
	DECREASE IN  STOCK SUBSCRIPTION RECEIVABLE	6,426
	INCREASE IN ACCOUNTS RECEIVABLE 				         (69)

	INCREASE IN LOAN RECEIVABLE           			(65,000)
	INCREASE IN NOTES PAYABLE 		 		           24,251
	INCREASE IN OTHER ASSETS						          (  3,325)

NET CASH PROVIDED (USED)
BY OPERATING ACTIVITIES			                (69,626)

CASH FLOWS FROM FINANCING ACTIVITIES				        0

NET INCREASE (DECREASE) IN CASH						     (69,626)

CASH, BEGINNING OF THE PERIOD							       76,578

CASH, END OF PERIOD							 	                6,952







See Accompanying Notes to Financial Statements







PROGOLFTOURNAMENTS.COM

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2000



NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with US Security and Exchange Commission
(SEC) requirements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting
principles for complete financial statements.   The accompanying
statements should be read in conjunction with the audited financial
statements of September 30, 1999.   In the opinion of management all
adjustments (consisting only of normal recurring accruals) considered necessary in order to make the financial statements not misleading, have been included. Operating results for the period ended June 30, 2000 are not necessarily indicative of the results that may be expected for full fiscal years ending September 30. The financial statements are presented on an accrual basis.

These Financial Statements are prepared on a consolidated basis. The accounts of the subsidiary company are reflected in these Financial Statements.

All amounts are in United States dollars, except where noted.

NOTE 2 - NOTE PAYABLE

The note payable bearing interest at 12% per annum          24,251

Less current portion						                                 (24,251)

Estimated principal repayments are:
2001			                                    					       $    24,251




	PROGOLF TOURNAMENTS.COM AND SUBSIDIARY

	(A Development Stage Enterprise)






	AUDIT REPORT

	September 30, 1999




















	Janet Loss, C.P.A., P.C.
Certified Public Accountant
	3525 South Tamarac Drive, Suite 120
	Denver, Colorado 80237


	PROGOLF TOURNAMENTS.COM AND SUBSIDIARY
	(A Development Stage Enterprise)

INDEX TO FINANCIAL STATEMENTS


	TABLE OF CONTENTS



ITEM	PAGE

Report of Certified Public Accountant.....................	1


Consolidated Balance Sheet, September 30, 1999 ...........	2

Consolidated Statement of
Operations, for the period September
3, 1999 through September 30, 1999 .......................	3

Consolidated Statement of Stockholders
Equity (Deficit), from September
3, 1999 through September 30, 1999 .......................	4

Consolidated Statement of Cash Flows,
For the period from September
3, 1999 through September 30, 1999 .....................	5

Notes to Financial Statements.....................	    6-7


Janet Loss, C.P.A., P.C.
Certified Public Accountant
REPORT OF INDEPENDENT AUDITOR
1780S. Belaire Suite 500
Denver, Colorado 80222
(303) 220-0227



Board of Directors
PROGOLF TOURNAMENTS.COM AND SUBSIDIARY
3266 Yonge Street, #1203
Toronto, ON M4N 3P6 Canada

Sirs:

I have audited the accompanying Balance Sheet of Progolftournaments.com (A Development Stage Enterprise) as of September 30, 1999 and the Statements of Operations, Stockholders Equity, and Cash Flows for the period September 3, 1999 (Inception) through September 30, 1999. These financial statements are the responsibility of the Companys management. My responsibility is to express an opinion on these financial statements based on my audits.

My audit     was made in accordance with generally accepted auditing
standards. Those standards require that I plan and perform the audits to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that our audit provides a reasonable basis for our opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Progolftournaments.com as of September 30, 1999, and the results of its operations and changes in its cash flows for the period from September 3, 1999 (Inception) through September 30, 1999, in conformity with generally accepted accounting principles.


Janet Loss, C.P.A., P.C.
August 30, 2000


PROGOLF TOURNAMENTS.COM AND SUBSIDIARY
(A Development Stage Enterprise)
CONSOLIDATED BALANCE SHEET
September 30, 1999

ASSETS
CURRENT ASSETS:

Cash in checking         	   		 76,578
Common Stock Subscription
Receivable							 				           6,426

TOTAL CURRENTS ASSETS	        	 83,004



TOTAL ASSETS		              $    83,004


LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES:

	Accounts Payable, trade                   $       260

STOCKHOLDERS EQUITY:
		Common Stock, $0.001 par Value;
	50,000,000 shares 	Authorized,
	9,861,300 shares Issued and outstanding	         9,861

	Preferred Stock, $0.001 par Value;
	10,000,000 shares Authorized, none issued		       0


	Additional Paid-In capital		                		  85,080

	 (Deficit) Accumulated During the
       Development Stage	                  				 (12,197)

	Total Stockholders Equity			                    82,744

	TOTAL LIABILITIES AND STOCKHOLDERS EQUITY   		  83,004

The accompanying notes are an integral part of the financial statements.


PROGOLF TOURNAMENTS.COM AND SUBSIDIARY
(A Development Stage Enterprise)

CONSOLIDATED STATEMENT OF OPERATIONS

For the period from September 3, 1999 (Inception)
Through September 30, 1999




REVENUES:					                 			      29


OPERATING EXPENSES:
	Organizational Expenses			     		    1060
	Consulting and Promotional Expense  1,466
   	Legal and Accounting Expenses		  5,500
Professional Fees							             4,200

	TOTAL OPERATING EXPENSES				       12,226

	NET (LOSS)				                			 (12,197)

	NET (LOSS) PER
	SHARE OF COMMON STOCK				       	    (.00)

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING							                9,861,300



The accompanying notes are an integral part of the financial statements.


PROGOLF TOURNAMENTS.COM AND SUBSIDIARY
(A Development Stage Enterprise)

CONSOLIDATED STATEMENT OF STOCKHOLDERS EQUITY (DEFICIT)

For the period from September 3, 1999 (Inception)
Through September 30, 1999


                      Common      Common   Additional  (Deficit)     Total Stockholders
                      Stock       stock    Paid-in     Accumulated   Equity
                      Number of   amount   Capital     During the
                      Shares                           Developement
                                                       Stage


Balance
September 3, 1999     0           0        0           0             0


Shares Issued for
Cash, September
30, 1999              8861300     8,861    85080       0        93,941


Shares Issued for
Services Sept. 30,
1999                  1000000     1,000    0           0         1,000

Net Loss for the
Period ended
Sept. 30, 1999        0           0        0           (12,197) (12,197)


Balances
September 30,
1999                  9861300     9,861    85,080      (12,197)  82,744


The accompanying notes are an integral part of these financial statements


PROGOLF TOURNAMENTS.COM AND SUBSIDIARY
(A Development Stage Enterprise)Error! Bookmark not defined.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the period from September 3, 1999 (Inception)
Through September 30, 1999 Error! Bookmark not defined.


CASH FLOWS FROM OPERATING ACTIVITIES:

Net (Loss)	for the Period						(12,197)

ADJUSTMENTS TO RECONCILE NET (LOSS) TO
CASH FLOW FROM OPERATING ACTIVITIES:
		Increase in Common Stock
		Subscription Receivable					  (6426)


		Increase in accounts payable				    260


NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	      (18,363)

CASH FLOWS FROM FINANCING ACTIVITIES:

	Issuance of Common Stock		                                  94,941

NET INCREASE IN CASH				                                 			 76,578

CASH, BEGINNING OF THE PERIOD					                         	      0

CASH, END OF THE PERIOD					                              		 76,578



The accompanying notes are an integral part of the financial statements.


PROGOLF TOURNAMENTS.COM AND SUBSIDIARY
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS
September 30, 1999

NOTE I - ORGANIZATION AND HISTORY

(the Company) is a Nevada corporation and the Company has been in the development stage since its formation on September 3, 1999. The wholly owned subsidiary, PROGOLF TOURNAMENTS.COM, INC. is an Ontario-Canada Corporation incorporated September 29, 1999.

The Companys only activities have been organizational, directed at acquiring its principal assets, raising its initial capital and developing its business plan.

NOTE II - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Activities

The Company has been in the development stage since its inception.

Basis of Financial Statements

The financial statements reflect the assets and liabilities of PROGOLF TOURNAMENTS.COM, a Nevada Corporation, and its wholly owned subsidiary, PROGOLF TOURNAMENTS.COM, INC., an Ontario Corporation, incorporated September 3, 1999 and September 29, 1999, respectively.

These financial statements are prepared on a consolidated basis. The accounts of the subsidiary company are reflected in these financial statements. All material inter-company accounts and transactions have been eliminated.

Development Expenses

The Company expenses all costs associated with the development of the Website and Internet golf game as occurred.

Basic and Diluted Loss Per Share

Basic loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share reflects the potential dilution that could occur upon exercise of options or warrants. As the Company has not issued any dilution instruments the basic and diluted loss per share amounts are the same for the period.

Revenue Recognition

The Company is a development stage enterprise and accordingly has no significant operations and revenue. The Company expects to generate revenues when their online golf tournaments commence and will recognize revenue at that time.

Financial Instruments

The carrying amounts of cash receivable and accounts payable approximate fair market value because of the short term maturity of those items.

Accounting Method

The Company records income and expenses on the accrual method.

Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand and cash on deposit in financial institutions. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Income Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the carrying amount of existing assets and liabilities for reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years that the temporary differences are expected to reverse. Valuation allowances are established until realization is assured.

No provision for income taxes has been recognized for the period ended September 30, 1999 as the Company has incurred net operating losses for income tax purposes and has no carry back potential.

Deferred tax assets of September 30, 1999 consists of:

Net operating loss carry forward  		$12,197

Less valuation allowance				0

Net deferred tax asset				 12,197

Organizational Costs

Costs incurred in organizing the Company are being expensed in the period they were incurred.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenues and expenses.


Exchange

The Financial statements are presented in dollar amounts based on United States Currency Exchange. All foreign translation adjustments and foreign currency gains and losses are booked at the selling rate of United States dollars by the Royal Bank of Canada on the day of the deposits.

Fiscal Year

The Company adopted a fiscal year end of September 30th.




SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with Managements Discussion and Analysis of Financial Condition and Results of Operations and the financial statements appearing elsewhere in this Prospectus.

The Statement of Operations data set forth below for the period
September 3, 1999, (inception) to September 30, 1999 and the balance sheet data as at September 30, 1999 are derived from Progolftournaments.com audited financial statements; and

The Statement of Operations data for the interim period October 1, 1999 to June 30, 2000 And the balance sheet data as at June 30, 2000 are derived from Progolftournaments.com unaudited statements prepared by management and included elsewhere in this Prospectus.

The historical results are not necessarily indicative of results to be expected for any future period.


								                 Unaudited
								                 Oct.1, 1999	             Inception to
      							            June 30, 2000            Sept. 30, 1999

Statement of operations data:

      Net sales						     $    00.00	             $   00.00

Income (Loss) from
continuing operations	    $  (31,909)		           $ (12,197)

Income (Loss) per common share
from continuing operations		      $ 0             0

Balance sheet data:

Total Assets						        $   75,346		             $83,004

Progolftournaments.com is in its early developmental and promotional stages. To date, its only activities have been organizational, directed at raising its initial capital and developing its concept and business plan. Progolftournaments.com has not commenced commercial operations.
As a result, the selected financial data presented above bear no resemblance to the results that Progolftournaments.com expects when it begins operations. See Risk Factors, Description of Business and Managements Discussion and Analysis of Financial Condition and Results of
Operations.


	MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements dated September 30, 1999 (audited) and June 30, 2000 (unaudited).

Results of Operations

During the period from September 3, 1999, (inception) through June 30, 2000, we have accomplished the following:

-	organizational activities and preparation for registration of its securities under theSecurities Act of 1933. Progolftournaments.com received no revenues during this period.
-	have signed a contract with the software developer, Psygnosis,
Ltd. of Liverpool, Great Britain, a subsidiary of SONY Europe, for the adaptation of its home computer game Pro 18 World Tour Golf. Psygnosis will receive $1.25 from each ten-dollar entry fee and 12 1/2% of gross advertising revenues.

Psygnosis, Ltd. has also agreed to accept a royalty advance of $10,000 and an option on 3,287,100 shares of Progolftournaments.com common stock. We have paid the first $5,000 and the balance of $5,000 is due and payable thirty days prior to the date that the Internet version of the golf game is available to play. We estimate that date to be
January 1, 2001.  The $10,000 advance royalty plus another $100,000
will be deducted from royalty payments due Psygnosis Ltd.     This
recovery of the first $10,000 of royalties and offset or forgiveness of the next $100,000 of royalties by Psygnosis Ltd., if and when they have
occurred,     could be considered their contribution toward converting
the game for Internet play.
-	entered into discussions to acquire credit card processing.  We are negotiating with several credit card processing companies. These companies charge a fee for each credit card transaction processed. We have not selected one of these companies as yet.
-	Established our online virtual store.  Progolftournaments.com has entered into an arrangement with V-store to act as a sales agent for that concern. We receive a 15% commission on all sales. V-Store supplies the inventory, handles the shipping and all returns and customer complaints. Purchases are paid by credit card and processed by V-Store.

A copy of the contract and agreement with Psygnosis Ltd. and a copy of the contract and agreement with V-Store is included in this document as Exhibits 99. 1 and 99. 2. Respectively

Progolftournaments.com expects to introduce the online game one tour at a time. January 1, 2001 is the target date to have the first Internet golf game fully operational. We have not entered into any agreement for the development of the necessary software to convert the computer golf game to the Internet golf game but we expect to have a contract in place to do this in the near future.

For the current fiscal year, Progolftournaments.com anticipates incurring a loss as a result of organizational expenses, expenses associated with registration under the Securities Act of 1933, and expenses associated with setting up a company structure to begin implementing its business plan. Progolftournaments.com anticipates that until these procedures are completed it will not generate revenues and may continue to operate at a loss thereafter, depending upon the performance of the business.

Progolftournaments.com made an arms length loan to a company in the automotive leasing business at a interest rate of one percent per month on the unpaid balance. Since the June 30, 2000 interim financial statements partial repayment has been made. As of August 24, 2000 the outstanding balance was $25,674.

During the period from October 1, 1999 to June 30, 2000
Progolftournaments.com has increased its losses by    $31,909.
The operating deficit increased from    $12,197     to $44,106.
Shareholders equity dropped from    $82,744     to $50,835.  Both the
September, 30, 1999 audited financial statements and the June 30, 2000 interim statements are included in this Registration statement.

The following is a list of our expenses to date:

	Advance royalties to Psygnosis Ltd.		     5,000
	Website design					                       4,395
	Internet promotion				                   21,766
	Promotion						                           2,673
	Travel						                              4,615
	Office supplies, etc.				                 1,342
	Professional Fees					                    9,700
	Write-off of Organizational Expenses	     1,060
	Other operating expenses			                 476
	Bank Charges					                           158

Total Expenditures to date		        		 $  51,185


Liquidity and Capital Resources

Progolftournaments.com remains in the development stage and since inception has experienced no significant change in liquidity or capital resources or shareholders equity. Consequently, our balance sheet as of September 30, 1999 reflects total assets of $ 83,004 in the form of cash, subscriptions receivable and capitalized organizational costs. Our unaudited balance sheet as of June 30, 2000 reflects total assets of $75,346.

The following is managements estimate of costs that will be incurred to set up facilities and be ready to commence tournament play by January 1, 2001:

1) conversion of computer game to Internet game			       	$150,000
2) lease deposits and six months office lease payments		    37,500
3) office furniture, equipment and supplies				             55,000
4) computer equipment and software						                    75,000
5) recruiting costs and six months salaries and benefits		 104,000
6) advertising									                                    100,000
7) travel and expense								                               35,000
8) contingencies								                                    50,000
9) working capital        							                          300,000

Total estimated expenses       				                       $906,500

Some expenses relating to the commencement or roll out of tournament play cannot be accurately estimated at this time.  These include:
-	License fees to the various golf courses;
-	Costs of digitizing each course for conversion to the Internet;
-	Costs of integrating each new course into the Online golf game;
-	License fees to the various tours and special events; and
-	Increases in wed hosting charges.

Progolftournaments.com has no revenues and will not have any have any revenues until the game is on the Internet and available to play. The anticipated expenses of $906,500 will contribute that same amount to the losses of the Company.

Management is currently looking for the capital to complete our business plan. Negotiations and exploration are continuing. We have received no commitments as yet.

Progolftournaments.com expects to carry out its plan of business as discussed above. In addition, we may engage in a combination with another business. Progolftournaments.com cannot predict the extent to which its liquidity and capital resources will be diminished prior to the consummation of a business combination or whether its capital will be further depleted by the operating losses (if any) of that entity. Progolftournaments.com has not engaged in discussions concerning potential business combinations.

Progolftournaments.com will need additional capital to carry out its business plan or to engage in a business combination. No commitments to provide additional funds have been made by management or other shareholders. We cannot assure you that any additional funds will be available on acceptable terms or at all. Progolftournaments.com has no commitments for capital expenditures other than the costs to convert the Pygnosis computer game for use on the Internet.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

Janet Loss, C.P.A., P.C. has served as Progolftournaments.com independent auditor since inception, and Progolftournaments.com has not had any dispute with Janet Loss C.P.A., P.C. over accounting or financial disclosure.


DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each director and executive officer of Progolftournaments.com:

Name							         Age                    	Position
Howard I. Klein					43			                   President, Secretary,
										                                  Director

Michael R. Levine			52                    		Vice President,
                                            Director

Sandy Winick	   				41	                   		Treasurer,Director

Howard I. Klein became Progolftournaments.com President, Secretary and Director in September, 1999. For the past twenty years, in fact all of his adult working life, Mr. Klein has been involved with the printing and graphics industry, beginning as the proprietor of a Minuteman Press franchise in 1979. Mr. Klein has recently sold his interest and resigned his position as CEO and Managing Partner of Kleinbar Graphics, Inc. of Markham, Ontario. He is currently the print buyer for Dupleum Corp. Mr. Klein holds C.G.A.E. certification from Northwestern
University, Evanston, IL in the fields of Production, Financial and Sales Management.

Michael R. Levine became Progolftournaments.com Vice-President and Director in September, 1999. Mr. Levine is currently the Co-founder and President of Danbury Financial Corp., an asset based lender specializing in short term loans on machinery, equipment and rolling stock. From 1985 through 1999 Mr. Levine served as President of Upper Canada Equity Development, Inc. He received a BSc degree from Sir George Williams University, Montreal, Quebec; MBA from University of Western Ontario, London, Ontario and received the designation of Certified General Accountant in 1986.

Sandy Winick became Progolftournaments.com Treasurer and Director in September, 1999. He is currently Vice-President of Danbury Financial Corp., providing liaison with clients, negotiation of funding agreements, creating new business and monitoring that companys entire loan portfolio.
For the two-year period, 1997 to 1999, Mr. Winick served as CEO of Millenia Corporation;a US publicly traded company. His duties there, in addition to day-to-day administration, included funding, acquisition and consolidation of several businesses and completing a reverse takeover with a private company. Previous activities include serving as an independent financial consultant with Madison Consulting Group from 1992 through 1996; President and CEO of Naturally
Niagara Inc., a full service beverage manufacturer and distributor from 1991 to 1992 and from 1989 to 1991, President of Payless Furniture, a thirteen-unit chain of furniture stores. Mr. Winick is the originator of the Progolftournaments.com online Internet golf game.

The directors named above will serve until the first annual meeting of Progolftournaments.com shareholders. Thereafter, directors will be elected for one-year terms at the annual shareholders meeting. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. No employment agreements currently exist or are contemplated. There is no arrangement or understanding between the directors and officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

None of the directors and officers has any arrangements with each other regarding serving on the board. They are personal and business acquaintances and all share an avid interest in golf.

The directors and officers of Progolftournaments.com will devote their time to
Progolftournaments.com affairs on an as needed basis. As a result, the actual amount of time, which they will devote to Progolftournaments.com is unknown and is likely to vary substantially from month to month.


EXECUTIVE COMPENSATION

No officer or director has received any remuneration from Progolftournaments.com. Although there is no current plan in existence, it is possible that Progolftournaments.com will adopt a plan to pay or accrue compensation to its Directors and Officers for services related to the implementation of the concept and business plan. Progolftournaments.com has no stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future. The Company does not have a policy established for non-cash remuneration or reimbursement for Directors and Officers.

Progolftournaments.com has no employment contract or compensatory plan or arrangement with any executive officer. The directors currently do not receive any cash compensation from Progolftournaments.com for their service as members of the board of directors. There is no compensation committee and no compensation policies have been adopted. See Certain Relationships and Related Transactions.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table sets forth as of June 30, 2000, Progolftournaments.com outstanding common stock owned of record or beneficially by each executive officer and director and by each person who owned of record, or was known by Progolftournaments.com to own beneficially, more than 5% of the Companys common stock and the shareholdings of all executive officers as a group.

Class	   	Name and Address		      Shares Owned   Percentage of Class

Common	   Howard I. Klein			      901,000		      9.14
		        6844 Johnson Wagon Crescent
		        Mississauga, ON L5W 1B1

Common	   Michael R. Levine			    -0-            -0-
		        63 St. Clair Avenue, West
		        Suite 1704
        		Toronto, ON M4V 2Y9

Common	   Sandy Winick**		        1,475,000      14.96
		        6021 Yonge Street
		        Suite 212
		        Toronto, ON M2M 3W2
Common	   Mary McGowan*			        2,700,000		    27.38
		        1839 Walkers Point Road
		        Gravenhurst, ON P1P 1R3

Common	   Lynn Stewart			 1,000,000   	    10.14
		        RR #2
		        Mount Forrest, ON N0G 2L2

All Officers and Directors as a group      2,376,000		    24.10

* Mary McGowan is a close associate of Mr. Levine. Ms McGowan has her own independent means and both deny any beneficial ownership of her shares by Mr. Levine.

** Includes 475,000 shares owned by Jodi Winick, wife of Sandy Winick and which may be considered to be beneficially owned.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No director, executive officer or nominee for election as a director of Progolftournaments.com and no owner of five percent or more of the outstanding shares or any member of their immediate family has entered into or has proposed any transaction in which the amount involved exceeds $10,000.00. Mr. Levine and Mr. Winick are both involved in Danbury Financial Corp., a company having no direct or indirect affiliation with Progolftournaments.com.

Mr. Winick could be considered a promoter of Progolftournaments.com. He exchanged the business concept of the Internet golf tournaments and an initial business plan for 1,000,000 shares of common stock at a deemed price of $1,000 or $0.001 per share. Mr. Winicks costs are difficult to determine. Time spent developing the idea and the business plan at any reasonable rate would exceed the deemed price. If Progolftournaments.com succeeds in implementing its business plan, it is not inconceivable that one or all of the above-mentioned individuals could become its full-time employees and executives.


DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

The Bylaws of Progolftournaments.com provide that the Company will, absence a finding of negligence or misconduct in the performance of duty, indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits or proceedings against them on account of their being or having been directors or officers of Progolftournaments.com.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors officers or persons controlling Progolftournaments.com and pursuant to the forgoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


PART II

INFORMATION NOT REQUIRED IN Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The securities are being registered for the account of selling shareholders, and all of the following expenses will be borne by such shareholders. The amounts set forth are estimates except for the SEC registration fee:

SEC registration fee    	      $     	     35
Printing and engraving expenses	              5,000
Attorneys fees and expenses                       9,000
Accountants fees and expenses                     1,500
Transfer agents and registrars fees and
expenses                                            500

Miscellaneous                                       965

Total                              	$            17,000


Item 14.		Indemnification of Directors and Officers.

Pursuant to Nevada law, a corporation may indemnify a person who is a party or threatened to be made a party to an action, suit or proceeding by reason of the fact that he or she is an officer, director, employee or agent of the corporation, against such persons costs and expenses incurred in connection with such action so long as he or she has acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in the case of criminal actions, had no reasonable cause to believe his or her conduct was unlawful. Nevada law requires a corporation to indemnify any such person who is successful on the merits or defense of such action against costs and expenses actually and reasonably incurred in connection with the action.

The bylaws of Progolftournaments.com, filed as Exhibit 3.2, provide that Progolftournaments.com will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Progolftournaments.com, absent a finding of negligence or misconduct in office. The Companys Bylaws also permit Progolftournaments.com to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not Progolftournaments.com has the power to indemnify such person against liability for any of those acts.


Item 15.		Recent Sales of Unregistered Securities.

Set forth below is information regarding the issuance and sales of The Companys securities without registration since its formation. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

(a)	On September 3, 1999, Progolftournaments.com issued 1,000,000 shares of common stock to an officer and director in exchange for his development of the concept and business plan and his assigning of all of his proprietary rights to those two items. The issuance of the shares was exempt from registration under Regulation S of the Securities Act of 1933

(b)	On September 30, 1999, Progolftournaments.com issued a total of
8,861,300 shares of common stock to shareholders, in addition to the issuance for the concept and preliminary business plan. Total consideration for these shares was $ 83,004. The Companys shares were valued from $ 0.001 per share to $ 0.50 per share. The issuance of these shares was exempt from registration under Regulation S of the Securities Act.

Name				                         Number of Shares

731149 Ontario Limited				       1,000
Bernie Anderson					             2,680
Robert Baron				 	                 268
Baroness Investments Limited			  1,000
Building Supplies International 	  200
C.A.P.S Consulting				             200
William Davies					                200
Deep Water Investment Inc.		   475,000
Geoffrey Earle		                   200
Jan Francis			               	     500
Mark Francis					                  500
Jeffrey Goldberg					              500
Maggie Goldberg					               500
Debbie Green				                75,200
Robert Hashimoto					              200
David Hume						                   600
H. Davidson Construction Inc.  475,000
Marcia Klein			 		                 200
Myer Klein						                   200
Raymond Teaitch 					              400
Tilley Levine		               			2,000
Joy Lipson 		                      600
Marcia Lipson	                  	  600
Magnum Holdings, Ltd.	         476,000
Miriam Manzo			                    200
Jack Martino					                  200
Sasha Mazzuca	                     200
Stefan Mazzuca		                   200
Carolyn McGowan	               400,300
Jennifer McGowan	              400,368
Lydia McGowan	                     500
Mary McGowan 	               2,700,000
Robert McGowan 	                   300
Thomas McGowan			                  500
Elizabeth McLeod 		              9,384
Lynn Stewart			              1,000,000
Monica Murad				                 1,000
Theodore Nemetz				                500
Ron Pearlman 				              475,000
Resource Financial Corporation     200
John Rosenthal				                 600
Brian Ross				                     500
Sheryl Ross					                   500
Charles Sciberras				          476,000
Doris Sciberras				                200
Jeffrey Sciberras			               200
Joseph Sciberras			                200
Peter Scibarras			                 200
Derek Tennant				                1,200
Kelly Ticknor				                  600
Cynthia Vella-Zarb	                200
Pierre Vella-Zarb			               200
Rhona Vinokur			                   500
Avital Weber	 		                   400
Diane Winick				                   600
Mark Zaretsky				                  600



Item 16.		Exhibits.

Exhibit		Name

  3.1		      Articles of Incorporation*
  3.2 		Bylaws*
  5.1	            Opinion re: Legality*
  23.1		Consent of Independent Auditors
  23.2		Consent of Counsel (see Exhibit 5.1)*
  27.1		Financial Data Schedule
  99.1		Psygnosis Ltd. Contract
  99.2		V-Store Agreement

* Previously submitted

Financial Statement Schedules

As of September 30, 1999, Progolftournaments.com:
-	has no valuation or qualifying accounts
-	does not have a substantial portion of its business devoted to acquiring and holding for
investment real estate or interests therein
-	has one subsidiary
-	has no investments in mortgage loans on real estate.


Item 17.	Undertakings.

The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the
Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule
424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and
(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective
amendment any of the securities being registered, which remain, unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the
Securities Act of 1933, each filing of the registrants annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on August 30, 2000.

PROGOLFTOURNAMENTS.COM


/s/ Howard I. Klein
By Howard I. Klein, its President


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

s/s Howard I. Klein		President, Secretary and Director	Date:
08/31/00
Howard I. Klein

s/s Michael R. Levine		Vice President and Director	Date:
08/31/00
Michael R. Levine

s/s Sandy Winick		Treasurer and Director	Date:  08/31/00
Sandy Winick






EXHIBIT 23.1




CONSENT OF INDEPENDENT AUDITOR



 Janet Loss, C.P.A., P.C.
Certified Public Accountant
1780 South Bellaire
Suite 500
Denver, CO 80222


The Board of Directors
   Progolftournaments.com
63 St. Clair Avenue, West
Suite 1704
Toronto, Ontario M4V 2Y9
Canada

Dear Sirs:

As an independent Certified Public Accountant we hereby consent to the incorporation by reference in this registration statement of our reports dated August 20, 2000 included in the Progolftournament.com Form S-1 amendment dated August 28, 2000 and to all references to our firm included in this registration statement.


Yours Truly,

/S/ Janet Loss, C.P.A., P.C.
Janet Loss, C.P.A., P.C.

August 30, 2000









EXHIBIT 99.1






CONTRACT WITH
PSYGNOSIS LTD.



SOFTWARE LICENSE AND STOCK OPTION AGREEMENT

This Agreement is entered into and effective as of the26th day of April
2000.

Psygnosis Ltd. (Psygnosis), a corporation organized under the laws of the United Kingdom, and progolftournaments.com (PGT) a corporation organized under the laws of the State of Nevada, have decided to enter into a software license agreement based on certain terms and conditions set forth below.

1. 	Licensor (Psygnosis):        Psygnosis Ltd.
                                   Napier Court
                                   Wavertree Technology Park
                                   Liverpool Ll 3 1 EH, United Kingdom

2.	Licensee (PGT):		     progolftournaments.com
                                   3266 Yonge Street
                                   Suite 1203
                                   Toronto, Ontario M4N 3P6

3.	Grant of Rights

Psygnosis grants to PGT an exclusive right to advertise, promote, market, the Licensed Title on the Licensed Format (the Internet Version) in the Licensed Territory during the Licensed Term excluding any right to use the Internet Version on or in connection with the PlayStation or PlayStation 2 formats or any other future Sony formats including without limitation online or internet compatible Sony formats or any mobile phone or palm top service. Psygnosis may add rights to Sony formats such as Playstation2 at its absolute discretion on a non exclusive basis by written notification at any time during the Term and require PG;T to exploit the Internet Version and other games on such formats.

4.	Licensed Title

The Licensed Title is the computer software entertainment program published by
Psygnosis on PCCD ROM format familiarly known as Pro 18 World Tour Golf including the courses listed in Schedule 1 but excluding all likenesses and names and usage of any featured players in the Licensed Title.

5.	Licensed Format

PCCD Microsoft Windows 95/98/2000 software or MAC software formatted for use via the internet only. For the avoidance of doubt PGT shall have no rights to sell or distribute the Licensed Title on any physical medium such as CID o, DVID or cartridge or otherwise other than as necessary to enable players to load data remotely to enable them to play the Internet Version via the internet only.

6.	Licensed Territory and Licensed Language:

6.1	Licensed Territory is World as covered by the internet only.

6.2	The Licensed Language is English and any other languages agreed on by the
parties.

7.	Licensed Term


7.1	Subject to 7.2 and 7.3 below, the Licensed Term shall be 5 (five)
years from mutual execution of this Agreement, subject always in relation to the Licenced Title to renewal of any necessary licences at the cost of PGT as set out in Schedule 1.
Psygnosis makes no warranty as to the various licensees willingness to renew such licenses.

7.2.1	If Psygnosis has received at least US$5 million (five million US dollars) in Royalties from PGT during the Licensed Term in accordance with clause 16 hereof, then PGT shall have the automatic right to renew the Licensed Term for a further five year period upon paying Psygnosis an advance royalty of US$1 million (in addition to the US$5 million guarantee) and subject to guaranteeing a further US$5 million an the same basis as clause 16 over the extended term.

7.2.2	In any event, Psygnosis shall be entitled to renew this Agreement for the
extended term by written notification to PGT, at any time prior to the end of the Licensed Term.

7.2.3	Psygnosis shall be entitled to terminate this Agreement forthwith on written notice if PGT has not commissioned a third party to undertake development work for Internet Version pursuant to clause 14.1 within 6 weeks of the effective date of this Agreement.

7.3	Psygnosis shall be entitled to terminate this Agreement forthwith on notice if PGT:

7.3.1	breaches any term of this Agreement and do not remedy such breach within 14 days of notice from Psygnosis;

7.3.2	does not comply with provisions of clause 16;

7.3.3	becomes insolvent;

7.3.4 there is any change in ownership or control of PGT without Psygnosis consent (which consent shall not be unreasonably withheld or delayed)

7.4	Termination of this Agreement will be without prejudice to all payment
obligations on PGT to Psygnosis under clauses 8, 9, 10, 11, 12, 13,
18.2 and any other terms regarding Psygnosis ownership of rights under clauses 14, 17, 18.2 and 22.

8.	Royalty Advance Payments

8.1	PGT shall pay to Psygnosis a royalty advance against Royalties
(collectively, Royalty Advance) in the amount of Ten Thousand US
Dollars ($10,000 US) which shall be recouped from Royalties before any additional payments are due.

8.2	The actual out of pocket cost of development of the Internet
Version to PGT or the sum of $100,000 (whichever is less) shall be added to Psygnosis Royalty Advance account for the purposes of recoupment in consideration of PGT undertaking all production/development costs, which will be recouped from Royalties before additional royalty payments are made. (PGT shall supply documentary evidence of its out of pocket development costs on request to Psygnosis).


9.	Royalty Advance Payment Schedules

The Royalty Advances set forth in Section 8. above shall be paid directly into Psygnosis bank account, the details of which are provided in
Section 12 below in accordance with the following schedule (the Payment
Schedule):

(i)	fifty percent (50%) of the Royalty Advance set forth in Section
8.1.
therefore Five Thousand US Dollars ($5,000), within thirty (30) days of
the mutual execution of this Agreement; and (ii)	fifty percent
(50%) of the Royalty Advance set forth in Section 8.1, therefore Five Thousand US Dollars ($5,000), within thirty (30) days of the Internet Version first becoming available to access on the Internet;

10.	Royalties

10.1	PGT shall pay to Psygnosis a royalty equal to twenty-five percent
(25%) of PGTs Gross Game Revenue net of the prize pool pay out and 12.5% of Gross Advertising Revenue (Royalties) except that the Royalty Advance set forth in Section 8.1 and 8.2 above shall first be recouped from such Royalties before any additional Royalties are payable.

10.2	Gross Game Revenue shall mean all revenue earned by or on behalf of PGT in connection with any of its golf web sites and/or in connection with the exploitation of the Internet Version. Such shall include without limitation all pay per play, competition, subscription or other revenue connected directly or indirectly with the Internet Version. A unit of the Internet Version shall be considered to be played upon the date upon which it is first played or paid for.

10.3	The prize pool pay out or any other prizes agreed to be
deductible from
Royalties shall be subject to Psygnosis prior agreement in writing.

10.4	Gross Advertising Revenue shall mean all revenue earned by or on behalf of
PGT in connection with advertising or sponsorship on its golf web sites or other web sites giving access to the Internet Version or within the Internet Version itself.

10.5	It is intended that PGT will be launching the Internet Version with a three month free game contest to expose the name and product to the maximum number of potential players. If PGT do not derive any Gross Game Revenue during this first fiscal quarter no royalties will be due to Psygnosis. However, Licensor shall deliver a Royalty Statement to Psygnosis for such period.

11.	Withholding Tax

PGT shall be permitted to withhold from its payments of the Royalty
Advances and subsequent Royalty payments due Psygnosis only those taxes imposed on Psygnosis under US Tax Law and the Income Tax Convention between the US and the U.K. and to remit such withheld taxes to the relevant US tax authorities. PGT shall furnish Psygnosis with official written evidence of such tax payments made on Psygnosis behalf, and give Psygnosis full assistance including the execution of documents required by Psygnosis to reduce or reclaim such tax payments. For the avoidance of doubt if PGT remits monies to Psygnosis from any country other than the USA, then it shall not be entitled to make any withholdings.

12. Accounting

	Payments and 12.1	The Royalty Advances and Royalties and any
other payments which may be due Psygnosis under the Agreement(s) shall be remitted by direct wire transfer of cleared funds into Psygnosis bank account as indicated below or to such other bank account as Psygnosis shall notify to PGT by seven (7) business days prior written notice:

Barclays Bank PLC
54 Lombard Street
London, EC3P 3AH, United Kingdom

Bank Sort Code: 20 00 00
Name of Account: Psygnosis Licensing Limited
Account Number: 87906499

12.2	PGT shall provide royalty reports to Psygnosis on a fiscal
quarterly basis within thirty (30) days of the end of each fiscal quarter beginning with the first quarter in which the Internet Version is released for play in the Licensed Territory (Royalty Report) simultaneously with payment to Psygnosis of any Royalties due. Each Royalty Report shall be certified to be complete and accurate by a Senior Officer of PGT and shall include the following information for the Licensed Title:

(i)	the number and frequency of games played and pay-per-play revenue during the relevant quarter;
(ii)	number of subscriptions and subscription revenue;
(iii)	sponsorship revenue;
(iv)	advertising revenue;
(v)	other revenue;
(vi)	prizes allocated and unallocated prize fund;
(vii)	Gross Game revenue;
(viii)Gross Advertising Revenue; and
(ix)	the amount of Royalties calculated in accordance with the
provisions of
this Agreement as due to Psygnosis;

12.3	Psygnosis shall provide PGT with invoices for the Royalty Advance payments
set forth in Section 8 per the payment terms of the Payment Schedule and shall also provide invoices for Royalties due, if any, upon receipt of each Royalty Report.

12.4	All payments required to be made by PGT under the Agreement(s)
shall be
made in US Dollars unless agreed by Psygnosis by prior written notice.

13.	Audit

PGT agrees to keep full and accurate books of account and records relating to all dealings and transactions and other matters relevant to the Licensed Title on the Licensed Format at its principal place of business for a period of not less than two (2) years after the making of any Royalty Report or for two years after the termination of this Agreement, which ever is later. All such books and records shall contain all data information reasonably required for the accurate computation and verification of the amounts owed, paid and due to be paid to Psygnosis hereunder and the information given or to be given in any Royalty Report required hereunder. Psygnosis shall have the right, upon five (5) business days prior written notice to PGT, to cause a certified public accountant (or the equivalent) to examine (and make copies) of such books and records during normal business hours twice during each twelve (12) month period. Such audit shall be at Psygnosis expense, except that if the audit reveals that Psygnosis is entitled to additional payments equal to five percent (5%) or more in addition to the amounts previously paid for the period so audited, then PGT, in addition to immediately forwarding to Psygnosis the amount owed, plus interest thereon calculated at the rate of ten percent (10%) per annum or four percent (4%) over the base rate for the time being of Barclays Bank PLC, whichever is greater, from the date due until paid, shall pay the cost of the audit,

14.	Development

14.1	PGT shall be responsible for all production/development work relating to Internet Version at its own cost. subject to clause 8.2 and
15. Prior to starting any such development work PGT shall require Psygnosis written consent, including without limitation Psygnosis right to approve any sub-contractor that PGT wishes to choose to undertake such work. For the avoidance of doubt, Psygnosis shall own all rights and title in and to the Internet Version, to the extent PGT becomes the initial owner of such rights it hereby transfers and assigns all such rights to Psygnosis and undertakes to execute any further documents necessary to give effect to this provision. PGT undertakes that any subcontractor appointed to undertake the work will be contracted on a work for hire basis so that all rights in the Internet Version are initially assigned to PGT. Psygnosis shall have the right to approve PGTs contract with such sub-contractor.

14.2	In order to facilitate PGT development of Internet Version,
Psygnosis shall use its reasonable endeavors to supply the following to the extent they are in its possession:

(i)	artwork for packaging in computer readable format;
(ii)	artwork and text files for user manual, and related end user textual
materials, if any, in computer readable format;
(iii)	one (1) Gold Master CD of the English language version of the
Licensed
Title as released by 	Psygnosis in the United States;
(iv)	two (2) packaged copies each of the English language version(s)
as
released by Psygnosis in the United States and in the United Kingdom;
and
(v)	source code for the English language version of the Licensed
Title

14.3	PGT acknowledges receipt of such materials set out in 14.2 above.

14.4	PGT will cause to be displayed conspicuously, legibly and
irremovably in so far as it is commercially practical the following trademark and copyright notices and credit lines for use in all packaging, user manuals, CD labels, title screen of the software program, advertising and promotional materials relating to the Internet Version of the Licensed Title, as set forth below or as otherwise notified to PGT in writing:

Credit lines and notices:

	Psygnosis Ltd. [Developed by	Title	Psygnosis and
the Psygnosis logo are ? or ? of Psygnosis Ltd. All rights reserved.
,Logos:
Web pages / title screen
Front of packaging - Psygnosis logo
Back of packaging - Psygnosis logo and [name of developer] logo
User Manual - Psygnosis logo and (name of developer] logo
CD label - Psygnosis logo
Advertising material - Psygnosis logo
Intelligent Games credit / logo as instructed by Psygnosis

14.5	PGT shall be responsible for all work required to create the
Internet Version including but not limited to packaging materials, user manual and advertising and promotional materials, and all costs associated therewith, as well as the publication, distribution.
marketing and customer and end user support of the Licensed Title in the Licensed Territory, subject to clause 15 below.

15.	Prior Approval of Internet Version

Psygnosis shall have right of prior written approval of aft elements of the Internet Version of the Licensed Title (including without limitation the software program, CD face, packaging materials, user manual and advertising and promotional materials) and any other use of their trademarks and/or copyrighted materials before any such materials may be manufactured or disseminated. Such approvals by Psygnosis shall not be unreasonably withheld or delayed. Psygnosis shall either give written notice of approval or disapproval of each item submitted for its approval within ten (10) business days after receipt of the submission, and if it disapproves any submission, it will state the reasons for disapproval and the changes required in order to obtain approval, and PGT shall make the requested changes and resubmit the items for approval as soon as practically possible. Failure by Psygnosis to give written notice of approval or disapproval of any submitted items within the ten (10) business day period shall be deemed approval of said items.

16.	Release of Internet Version

PGT shall use its best commercial efforts to release and commercialize the Internet Version as soon as possible If Psygnosis has not received US$1 million by way of Royalties or otherwise from PGT. by the first anniversary of this Agreement then Psygnosis shall have, the option to terminate this Agreement without liability to Psygnosis. If Psygnosis does not receive an additional sum of $1 million in each subsequent year, Psygnosis shall have right to terminate without liability at each anniversary thereafter. It is also agreed by Psygnosis and PGT that should there be- technical issues that inhibit the launch of the internet version of the Licensed Title through no fault of either party, both parties agree to extend the launch until these problems can be resolved or eliminated.

17.	Ownership of Other Translations

Ownership of the other language translations and modifications of all copyrighted materials provided to PGT under the Agreement(s) shall be vested in Psygnosis.

18.	Representations and Warranties

18.1	Psygnosis represents and warrants solely for the benefit of PGT that:

(i)	Psygnosis has and expects that it Ml have throughout the Term of this
Agreement all right, title and interest in the Licensed Title sufficient to
grant rights to PGT in accordance with the terms and conditions of this
Agreement;
(ii)	to the best of Psygnosis knowledge and belief, PGTs use of the rights in
the Licensed Title in accordance with the provisions of the Agreements do not and will not infringe upon the patents, copyrights, trademarks, trade names or other proprietary rights of third parties in the
Licensed
Territory; and
(iii)	the making and performance of this Agreement do not violate any agreements, rights or obligations existing between Psygnosis and any other person, firm or corporation in the Licensed Territory.

18.2	 PGT represents and warrants solely for the benefit of Psygnosis that:

(i)	PGT has and expects that it will have throughout the Licensed
Term of
the Agreements or shall obtain any and all technology licenses that may be necessary to market the Licensed Title the Licensed Format in the Licensed Territory;
(ii)	PGT has and expects that it will have throughout the Licensed
Term of
the Agreements or shall obtain any and all technology licenses that may be necessary to market the Licensed Title the Licensed Format in the Licensed Territory;
(iii)	PGT shall not sell or solicit the sale of, distribute or market the Licensed Title outside the Licensed Territory or knowingly permit or authorize any third party to do so; and
(iv) 	PGT possesses full power and authority to enter into the
Agreements and
to fulfill its obligations under and terms of the Agreements without violating any agreements, rights or obligations existing between PGT and any other person, firm or corporation.
(v)	PGT warrants that Psygnosis will receive at least $1.25 in
Royalties for
each four rounds of competition golf (ie 72 holes or part thereof) of the
Internet Version played by a third party. PGT plans to charge $5.00 (five dollars) for each 10 practice rounds played and $10 (ten dollars) fbr each
25 practice rounds played. PGT shall not change this business model without Psygnosis consent.

19. Future Games

19.1	PGT appoints Psygnosis its exclusive supplier of web enabled games of any
genre during the Term. Therefore, subject to 19.3 below, PGT shall not commission or license or use other interactive games on any of its owned or controlled (directly or indirectly) web sites or that are otherwise accessible by online means other than as supplied by Psygnosis during the Term. The supply of each new game shall be subject to agreement of terms in each case provided always that Psygnosis will only be obliged to supply PCCD code (if the relevant game is already in existence) and/or relevant rights for PGT to convert to a web/internet enabled version at PGTs cost. It is agreed that during the period of 12 (twelve months) from first release of the Internet Version PGT shall be limited in its choice of new internet enabled games to those Psygnosis listed games set out in Clause 19.2 below.

19.2	Psygnosis shall grant PGT an exclusive option to license PC
internet. versions (subject to exceptions noted in clause 3) of the PCCD versions of Expert Pool, Rollcage, DD1 and 2 and the original Wipeout. Such option shall expire on the second anniversary of this Agreement. The option on each game is exercisable by PGT giving written notice to Psygnosis accompanied by a recoupable payment to be agreed per game.

19.3	If Psygnosis cannot provide either the relevant code or rights for a particular game or the parties have not been able to agree terms for the same within the period of six months from PGTs initial written request to Psygnosis to acquire a particular game, then PGT shall be entitled to source the relevant game itself PROVIDED ALWAYS that if the reason for non-supply by Psygnosis was that shall only be entitled to acquire such game from a third party if the terms are substantially
better for PGT than those   offered by Psygnosis. PGT shall be obliged
to disclose such terms to Psygnosis at least 10 working days prior to completing such acquisition from such third party.

20.	Legal Notices

20.1	Legal notices required to be sent under The Agreements shall be
sent to the addresses set forth in Sections 1 (for Licensor)	2
(for Licensee) above and addressed to the attention of the following persons:


	Licensor:		Attn: Director of Business Affairs
				If by facsimile: (44)151-282-3353


	Licensee:		Attn: Chairman of the Board
				If by facsimile: 416-972-1934

21.	Choice of Law and Legal Jurisdiction

The Agreements shall be governed by and construed under English Law, and disputes settled in the English Courts unless Psygnosis in its absolute discretion chooses any different Law or jurisdiction.

22.	Database Rights

PGT shall supply Psygnosis with a fully up to date detailed database of all access and usage by persons to the golf web site and Internet Version including names and addresses and other information reasonably requested by Psygnosis quarterly within each Royalty Report. In addition Psygnosis shall be entitled to access and use such Database at least two times per year in connection with marketing of Psygnosis products.

23.	Sponsorship of Golf Event

If requested by Psygnosis, PGT shall support a golf event by contributing $5,000 towards the costs of such event. In return, PGT shall be entitled to enter 8 players in such event and arrange press conferences and other PR activities as acceptable to the golf club.

24.	Option Shares

24.1	In consideration of the license granted by Psygnosis to PGT under clause 3 of this Agreement (receipt of which is hereby acknowledged) Psygnosis is hereby granted by PGT an exclusive option to acquire 25% of the issued share capital of PGT as calculated at the date hereof (which equates to 3,287,100 shares of common stock). The option shall last for the period set out in para 24.2.6 below (the Option Period).
The Option shall be exercisable by Psygnosis at its absolute discretion by giving written notice to PGT and paying the aggregate exercise price of $1.00 (one dollar).

24.2	During the Option Period, PGT and the shareholders of PGT as defined in
Schedule 2 (*the Shareholders) agree with Psygnosis as follows:

24.2.1 Any expansion, development or evolution of PGTs business or any part thereof would be effected only through PGT or a wholly owned subsidiary of PGT. ( For the purpose of this Agreement and in particular this clause 24.2.1 and 24.2.2, PGTs business shall include all and any on-line or internet enabled games or gaming activities in any genre including but not limited to golf and other sports.) No holding or parent company of PGT shall be set up without Psygnosis written consent.

24.2.2	The Shareholders will not directly or indirectly be engaged
or concerned in any business which is the same or similar or in competition to PGTs business or any subsidiary or holding company of PGT during any period they work for PGT, hold office with PGT or hold a stock holding in PGT.

24.2.3 PGT shall not dispose of the whole or a material part of its assets or liabilities.

24.2.4	 PGT shall not cease to carry on its business or take any
steps for its dissolution, liquidation or winding up except if PGT is insolvent.

24.2.5	PGT shall produce quarterly management accounts for
Psygnosis (details to be discussed, but including balance sheet, profit and loss account and cash flow).

24.2.6	The Option Period shall remain in force until the happening
of one of the following events:

24.2.6.1	Psygnosis exercise its share option (see 24.2.7 below)


24.2.6.2	The 3rdh anniversary of the execution of the Agreement
referred to in 24.4 below or two years after date of an Initial Public
Offering of PGT CIPO*), whichever is 	earlier.

24.2.7		If Psygnosis choose to exercise the share purchase
option then a new agreement shall be entered into by Psygnosis, PGT and the Shareholders that contain similar terms to those in this para 24.2 including registration rights for Psygnosis stock If such agreement is not entered into within 60 days of Psygnosis delivering a first draft to PGT and the Shareholders then this License Agreement shall terminate.

The Shareholders agreement to the terms under this Clause 24.2 are dealt with under clause 24.4 below

24.3 	PGT warrants that:

24.3.1	 at the date of this Agreement there are no more than
9,861,300 sharesof Common Stock issued and outstanding on a fully-diluted basis, assuming exercise or conversion of all. options, warrants and other rights to acquire Common Stock of PGT.

24.3.2	 at the date of this Agreement PGT only has Common Stock
outstanding and there is no Preferred Stock.

24.3.3	 It will not create any Preferred Stock that would have
preference over Common Stock without Psygnosis consent.   Psygnosis
consent would be conditional on Psygnosis option transferring to Preferred Stock and that Psygnosis is not diluted disproportionally to other stock holders.

24.3.4	The creation of the Option or any other terms of this
Agreement will not create any obligations on Psygnosis to fund PGT or contribute to any liability of PGT.

24.3.5	PGT has taken all necessary corporate action to reserve the
shares of Common Stock issuable upon exercise of the Option. The shares of Common Stock issuable upon exercise of the Option, when issued in accordance therewith, will be validly issued, fully paid and non-assessable.

PGT will therefore issue to Psygnosis an Option to acquire 3,287,1100 shares of
Common Stock of PGT. Any dilution of Psygnosis option stock pre or post IPO will only be effective to the extent it is on a pro rata basis and on the same terms as all other shareholders stock (including the Shareholders). PGT warrants that, prior to an IPO, it will not issue Common Stock that has the effect of diluting Psygnosis option or stock to less than 15% of issued shares of Common Stock (on a fully-diluted basis) without Psygnosis written consent.

24.4	PGT, Psygnosis and Shareholders will enter a more formal long form agreement in good faith containing terms based on this clause 24. PGT shall procure that Shareholders enter such agreement. PGT shall not undertake any Initial Public Offering until such long form agreement has been executed by PGT and the Shareholders. If such long form agreement is not entered into by PGT and Shareholders within 60 days of Psygnosis delivering a first draft to PGT then this License Agreement shall terminate with immediate effect.

25. Assignment

Psygnosis shall be entitled to assign this Agreement as a whole or the share option under clause 24 as a separate part.

This Agreement is in addition to the Confidentiality Agreement between the parties dated 17 March 2000 that shall continue in full force and effect.

ACKNOWLEDGED AND AGREED: 	ACKNOWLEDGED AND AGREED:

Psygnosis Ltd				progolftournaments.com
By: /s/ John Bickley				By: /s/ Sandy Winick
           John Bickley				           Sandy Winick
Title: Vice President Publishing		Title: Chairman of the Board


SCHEDULE 1


LICENSED COURSES

Royal County Down  	Expiry 9 May 2004

Royal Birkdale		Expiry June 2002

Cour dAlene			Expiry 11 May 2007

Lost City			Expiry 21 November 2003

Blue Monster		Expiry 6 April 2001































SCHEDULE 2


SHAREHOLDERS

	Name	Current Stock Holding

1	Sandy Winwick	1,475,000

2	Mary McGowan	2,700,000

3	Howard Klein	  901,000

4	Lynn Stewart	1,000,000









EXHIBIT 99.2




VSTORE AGREEMENT
Subject: Welcome to VStore!
Date: Mon, 21 Feb 2000 08:28:48 -0700 (MST)
From: customersei-vice@vstore.com
     To: spike1ev passport.ca

Dear Michael Levine,
congratulations on building your own store with Vstore.com's revolutionary e commerce system. You now have the potential to earn money by selling any of the products that we supply. The following is the information that is associated with your store: store Name: progolftournaments
Store Address:
http://www.vstore.com/vstoreproshop/golfproshopandgame



You also have access to the Vstore.com Administration
System. This tool allows you to modify the look and feel of your store, change your product selection, promote your store and even keep up to date with your sales and commissions.
To access the Vstore.com Administration System go to:
http://www.vstore.com/admin

Your Login is  spikelev passport.ca
Your password is    the one you supplied when you built your
store- Please note that    logins and passwords are CASE sensitive.
This means VStore and    vstore are not the same. If you have
lost or misplaced your password, you can get a new one at:
http://www.rstore.com/pswd vstorepartner.html

Vstore.com is eager to hear about your ideas and opinions.
You can submit your comments at
http://www.vstore.com/feedback.html If at any time you have any questions about your store, please feel free to contact the Customer Assistance Center at customerservice vstore.com.

Thank you,
Vstore.com